Filed Pursuant to Rule 424(b)(5)

Registration Nos. 333-145614 and 333-164820

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 30, 2007)

1,592,011 shares

COMMON STOCK

We are offering 1,592,011 shares of common stock pursuant to this prospectus supplement and accompanying prospectus to four investors at a price per share of $4.1457.

Our common stock is listed on the NASDAQ Global Market under the symbol “ATEC”. On February 9, 2010, the closing price of our common stock was $4.41 per share.

Investing in our common stock involves risks. See “Risk Factors ” beginning on page S-3 of this prospectus supplement.

	Per Share	Total
Offering price and proceeds, before costs, to Alphatec Holdings, Inc.	$4.1457	$6,600,000

We expect to deliver the shares of our common stock to purchasers on or about February 12, 2010.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 10, 2010

You should rely only on the information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. We have not authorized anyone to provide you with additional or different information. The information in these documents is accurate only as of their respective dates, regardless of the time of delivery of any document or of any sale of common stock. Our business, financial condition, results of operations and prospects may have changed since the date on any document. We are making offers to sell and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. You should not consider this prospectus supplement and the accompanying prospectus to be an offer to sell, or a solicitation of an offer to buy, shares of common stock if the person making the offer or solicitation is not qualified to do so or if it is unlawful for you to receive the offer or solicitation.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States.

ABOUT THIS PROSPECTUS SUPPLEMENT

On August 21, 2007, we filed with the SEC a registration statement on Form S-3 (File No. 333-145614) utilizing a shelf registration process relating to the common stock described in this prospectus supplement, which registration statement was declared effective on August 30, 2007. Under this shelf registration process, we may, from time to time, sell up to $40 million in the aggregate of common stock, of which approximately $5.5 million remains available for sale as of the date of this prospectus supplement. In addition, on February 9, 2010 we filed with the SEC a registration statement on Form S-3 (File No. 333-164820) pursuant to Rule 462(b) under the Securities Act of 1933, as amended, registering an additional $1.1 million of shares of common stock.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering and also adds to and updates information contained in, or incorporated by reference into, the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in the previously filed documents incorporated by reference, on the other hand, you should rely on the information in this prospectus supplement. It is also important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents we have referred you to in the sections entitled “Where You Can Find More Information” in the prospectus and “Incorporation of Documents by Reference” in this prospectus supplement. The information incorporated by reference is considered part of this prospectus supplement, and information we file later with the Securities and Exchange Commission, or SEC, may automatically update and supersede this information.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as exhibit to any document that is incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made and were qualified by certain schedules of exceptions that were not filed. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless the context otherwise requires, “Alphatec Holdings,” “the Company,” “we,” “us,” “our” and similar names refer to Alphatec Holdings, Inc. and our subsidiaries.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the section entitled “Risk Factors” beginning on page S-3 and our consolidated financial statements and the related notes and the other information incorporated by reference into the accompanying prospectus before making an investment decision.

Corporate Information

We are a Delaware corporation. We were incorporated in March 2005. Our principal executive office is located at 5818 El Camino Real, Carlsbad, California 92008, and our telephone number is (760) 431-9286. We maintain a website at www.alphatecspine.com, where certain information about us is available. Please note that the information contained on the website is not incorporated by reference into this prospectus supplement and is not a part of this document. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and all amendments to such reports are made available free of charge through the Investor Relations section of our website under “Financial Information” as soon as reasonably practicable after they have been filed or furnished with the SEC.

Our logo and “Alphatec” are trademarks of Alphatec Holdings, Inc. Each of the other trademarks, trade names or service marks appearing in this prospectus supplement belongs to its respective holder.

The Offering

Common stock offered by us in this offering	1,592,011 shares

Common stock to be outstanding after the offering	54,147,475 shares

Use of proceeds	We expect to use the net proceeds from this offering for general corporate purposes and working capital, including to obtain the right to use products or intellectual property that are complementary to our business; to acquire businesses, products or intellectual property that are complementary to our business; to support our research and development efforts; and to fund the clearance or approval and subsequent commercialization of our near-term product candidates.

Risk factors	See “Risk Factors” beginning on page S-3 and other information included in this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in shares of the common stock.

Nasdaq Global Market symbol	ATEC

Transfer Agent	BNY Mellon Investor Services

The information above is based on 52,555,464 shares of common stock outstanding as of September 30, 2009. It does not include:

•	2,900,097 shares of our common stock issuable upon exercise of stock options outstanding as of that date, at a weighted average exercise price of $3.91; and

•	1,528,613 shares of our common stock available as of that date for future grant or issuance pursuant to our stock plan.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus supplement and the accompanying prospectus and incorporated by reference into the accompanying prospectus before purchasing our common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of such risks or the risks described below occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

Risks Related to Our Business and Industry

Our business plan relies on certain assumptions pertaining to the market for our products that, if incorrect, may adversely affect our growth and profitability.

We allocate our design, development, manufacturing, marketing, management and financial resources based on our business plan, which includes assumptions about various demographic trends and trends in the treatment of spine disorders and the resulting demand for our products. However, these trends are uncertain. There can be no assurance that our assumptions with respect to an aging population with broad medical coverage and longer life expectancy, which we expect to lead to increased spinal injuries and degeneration, are accurate. In addition, an increasing awareness and use of non-invasive means for the prevention and treatment of back pain and rehabilitation purposes may reduce demand for, or slow the growth of sales of, spine fusion products. A significant shift in technologies or methods used in the treatment of back pain or damaged or diseased bone and tissue could adversely affect demand for some or all of our products. For example, pharmaceutical advances could result in non-surgical treatments gaining more widespread acceptance as a viable alternative to spine fusion. The emergence of new biological tissue-based or synthetic materials to facilitate regeneration of damaged or diseased bone and to repair damaged tissue could increasingly minimize or delay the need for spine fusion surgery and provide other biological alternatives to spine fusion. New surgical procedures could diminish demand for some of our products. The increased acceptance of emerging technologies that do not require spine fusion, such as artificial discs and nucleus replacement, for the surgical treatment of spine disorders would reduce demand for, or slow the growth of sales of, spine fusion products. If our assumptions regarding these factors prove to be incorrect or if alternative treatments to those offered by our products gain further acceptance, then actual demand for our products could be significantly less than the demand we anticipate for our products and we may not be able to achieve or sustain growth or profitability.

If we fail to properly manage our anticipated growth, our business could suffer.

We continue to experience rapid growth in, and we will continue to pursue rapid growth in, the number of surgeons using our products, the types of products we offer and the number of states in which our products are sold. Such growth has placed and will continue to place significant demands on our managerial, operational and financial resources and systems. We are currently focused on increasing the size and effectiveness of our sales force and distribution network, marketing activities, research and development efforts, inventory management systems, management team and corporate infrastructure. If we do not manage our growth effectively, the quality of our products, our relationships with physicians, distributors and hospitals, and our reputation could suffer, which would have a significant adverse effect on our business, financial condition and results of operations. We must attract and retain qualified personnel and third-party distributors and manage and train them effectively. Personnel qualified in the design, development, production and marketing of our products are difficult to find and hire, and enhancements of information technology systems to support our growth are difficult to implement. We will also need to carefully monitor and manage our surgeon services, our manufacturing capabilities, quality assurance and efficiency, and the quality assurance and efficiency of our suppliers and distributors. This managing, training and monitoring will require allocation of valuable management resources and significant expense. The efficient operation of our business is dependent on our management information systems. We rely on our management information systems to effectively manage accounting and financial functions; manage order entry, order fulfillment and inventory replenishment processes; and maintain our research and development data. Any failure of our management information systems to perform as we anticipate could disrupt our business and product development and could result in decreased sales, increased overhead costs, excess inventory and product shortages, causing our business and results of operations to suffer.

The current worldwide financial crisis will likely affect a portion of our client base, subcontractors and suppliers and could materially affect our backlog and profits.

The current worldwide financial crisis has reduced the availability of liquidity and credit to fund or support the continuation and expansion of industrial business operations worldwide. Recent financial market conditions have resulted in significant write-downs of asset values by financial institutions, and have caused many financial institutions to seek additional capital, to merge with larger and stronger institutions and, in some cases, to fail. Many lenders and institutional investors have reduced and, in some cases, ceased to provide funding to borrowers. Continued disruption of the credit markets could adversely affect the borrowing capacity of us or our suppliers and customers, which support the continuation and expansion of our sales worldwide, and could result in suppliers not being able to supply us with raw materials or finished goods or payment delays or defaults by our customers. In addition, in response to current market conditions, vendors or customers may choose to seek contract terms more favorable to them. Finally, our ability to expand our business could be limited if, in the future, we are unable to raise capital, on favorable terms or at all.

We may not be successful in manufacturing products at the levels required to meet future market demand.

We are seeking to rapidly grow sales of our products and if we are successful, such growth may strain our ability to manufacture an increasingly large supply of our products. We have never produced products in quantities significantly in excess of our current production levels. Manufacturers regularly experience difficulties in scaling up production and we may face such difficulties in increasing our production levels. Moreover, we may not be able to manufacture our products with consistent and satisfactory quality or in sufficient quantities to meet demand. Our failure to produce products of satisfactory quality or in sufficient quantities could hurt our reputation, cause hospitals, surgeons or distributors to cancel orders or refrain from placing new orders for our products and reduce or slow growth of sales of our products. Increases in our production volume also could make it harder for us to maintain control over expenses, manage our relationships with our suppliers, maintain good relations with our employees or otherwise manage our business.

We are in a highly competitive market segment, face competition from large, well-established medical device companies with significant resources, and may not be able to compete effectively.

The market for spine fusion products and procedures is intensely competitive, subject to rapid technological change and significantly affected by new product introductions and other market activities of industry participants. In 2009, a large portion of U.S. spine fusion product revenues were generated by Medtronic Sofamor Danek, a subsidiary of Medtronic, Inc., Depuy Spine, a subsidiary of Johnson & Johnson, Stryker Spine and Synthes Spine. Our competitors also include numerous other publicly traded companies and privately held companies.

Several of our competitors enjoy competitive advantages over us, including:

•	more established relationships with spine surgeons;

•	more established distribution networks;

•	broader spine surgery product offerings;

•	stronger intellectual property portfolios;

•	greater financial and other resources for product research and development, sales and marketing, and patent litigation;

•	greater experience in, and resources for, launching, marketing, distributing and selling products;

•	significantly greater name recognition as well as more recognizable trademarks for products similar to the products that we sell;

•	more established relationships with healthcare providers and payors;

•	products supported by more extensive clinical data; and

•	greater experience in obtaining and maintaining FDA and other regulatory clearances or approvals for products and product enhancements.

In addition, at any time our current competitors or other companies may develop alternative treatments, products or procedures for the treatment of spine disorders that compete directly or indirectly with our products, including ones that prove to be superior to our spine surgery products. For these reasons, we may not be able to compete successfully against our existing or potential competitors. Any such failure could lead us to modify our strategy, lower our prices, increase the commissions we pay on sales of our products and have a significant adverse effect on our business, financial condition and results of operations.

A significant percentage of our revenues are derived from the sale of our systems that include polyaxial pedicle screws.

Net sales of our systems that include polyaxial pedicle screws represented approximately 37.2% and 36.6% of our net sales for 2009 and for 2008, respectively. A decline in sales of these systems, due to market demand, the introduction by a third party of a competitive product, an intellectual property dispute involving these systems, or otherwise, would have a significant adverse impact on our business, financial condition and results of operations. Some of the technology related to our polyaxial pedicle screw systems is licensed to us. Any action that would prevent us from manufacturing, marketing and selling our polyaxial pedicle screw systems would have a significant adverse effect on our business, financial condition and results of operations.

To be commercially successful, we must convince the spine surgeon community that our products are an attractive alternative to our competitors’ products. If the spine surgeon community does not use our products, our sales will decline and we will be unable to increase our sales and profits.

In order for us to sell our products, surgeons must be convinced that they are superior to competing products for use in spine fusion procedures. Acceptance of our products depends on educating the spine surgeon community as to the distinctive characteristics, perceived benefits, safety and cost-effectiveness of our products compared to our competitors’ products and on training surgeons in the proper application of our products. If we are not successful in convincing the spine surgeon community of the merit of our products, our sales will decline and we will be unable to increase our sales and will be unable to achieve and sustain growth or profitability.

There is a learning process involved for spine surgeons to become proficient in the use of our products. Although most spine surgeons may have adequate knowledge on how to use most of our products based on their clinical training and experience, we believe that the most effective way to introduce and build market demand for our products is by directly training spine surgeons in the use of the products. If surgeons are not properly trained, they may misuse or ineffectively use our products. This may also result in unsatisfactory patient outcomes, patient injury, negative publicity or lawsuits against us, any of which could have a significant adverse effect on our business, financial condition and results of operations.

Our sales and marketing efforts in the U.S. are largely dependent upon third parties, some of which are free to market products that compete with our products.

As of December 31, 2009, approximately 25% of our independent distributors in the U.S also market and sell the products of our competitors, and those competitors may have the ability to influence the products that our independent distributors choose to market and sell. Our competitors may be able, by offering higher commission payments or otherwise, to convince our independent distributors to terminate their relationships with us, carry fewer of our products or reduce their sales and marketing efforts for our products.

We must retain the current distributors of our products and attract new distributors of our products.

As we launch new products and increase our marketing efforts with respect to existing products, we will need to expand our sales and marketing organization. We plan to accomplish this by increasing our network of independent distributors and hiring additional direct sales representatives. The establishment and development of a broader sales network and dedicated sales force may be expensive and time consuming. Because of the intense competition for their services, we may be unable to recruit or retain additional qualified independent distributors and to hire additional direct sales representatives to work with us. Often, our competitors enter into distribution agreements with independent distributors that require such distributors to exclusively sell the products of our competitors. Further, we may not be able to enter into agreements with independent distributors on commercially reasonable terms, if at all. Even if we do enter into agreements with additional independent distributors, it often takes 90 to 120 days for new distributors to reach full operational effectiveness and such distributors may not generate revenue as quickly as we expect them to, commit the necessary resources to effectively market and sell our products or ultimately be successful in selling our products. Our business, financial condition and results of operations will be materially adversely affected if we do not retain our existing independent distributors and attract new, additional independent distributors or if the marketing and sales efforts of our independent distributors and our own direct sales representatives are unsuccessful.

We depend on various third-party suppliers, and in one case a single third-party supplier, for key raw materials used in our manufacturing processes and the loss of these third-party suppliers, or their inability to supply us with adequate raw materials, could harm our business.

We use a number of raw materials, including titanium, titanium alloys, stainless steel, PEEK, and allograft, which is human tissue donated by a third party. We rely from time to time on a number of suppliers and in one case on a single source vendor, Invibio, Inc. We have a supply agreement with Invibio, pursuant to which it supplies us with PEEK, a biocompatible plastic that we use in some of our spacers. Invibio is still currently the only company approved to distribute PEEK in the U.S. for use in implantable devices. During 2009, 2008 and 2007, approximately 20% of our revenues were derived from products manufactured using PEEK.

We depend on a limited number of sources of human tissue for use in our allograft implants and bone grafting materials and a limited number of entities to process the human tissue into allograft for our allograft implants, and any failure to obtain tissue from these sources or to have the tissue processed by these entities for us in a timely manner will interfere with our ability to effectively meet demand for our allograft implants and bone grafting materials. The processing of human tissue into allograft and bone grafting materials is very labor intensive and it is therefore difficult to maintain a steady supply stream. In addition, due to seasonal changes in mortality rates, some scarce tissues used for our allograft are at times in particularly short supply. We cannot be certain that our supply of human tissue from our current suppliers and our supply of allograft and bone grafting materials from our current tissue processors will be available at current levels or will be sufficient to meet our needs.

Our dependence on a single third-party PEEK supplier and the challenges we may face in obtaining adequate supplies of allograft involve several risks, including limited control over pricing, availability, quality and delivery schedules. In addition, any supply interruption in a limited or sole sourced component or raw material, such as PEEK or allograft, could materially harm our ability to manufacture our products until a new source of supply, if any, could be found. We may be unable to find a sufficient alternative supply channel in a reasonable time period or on commercially reasonable terms, if at all, which would have a significant adverse effect on our business, financial condition and results of operations.

Negative publicity concerning methods of tissue recovery and screening of donor tissue in our industry could reduce demand for allograft and impact the supply of available donor tissue.

Media reports or other negative publicity concerning both alleged improper methods of tissue recovery from donors and disease transmission from donated tissue could limit widespread acceptance of allograft. Unfavorable reports of improper or illegal tissue recovery practices, both in the U.S. and internationally, as well as incidents of improperly processed tissue leading to the transmission of disease, may broadly affect the rate of future tissue donation and market acceptance of allograft technologies. In addition, such negative publicity could cause the families of potential donors to become reluctant to agree to donate tissue to for-profit tissue processors, which could have a negative effect on our allograft and bone grafting materials business.

The demand for our products and the prices at which customers and patients are willing to pay for our products depend upon the ability of our customers to obtain adequate third-party coverage and reimbursement for their purchases of our products.

Sales of our products depend in part on the availability of adequate coverage and reimbursement from governmental and private payors. In the U.S., healthcare providers that purchase our products generally rely on third-party payors, principally Medicare, Medicaid and private health insurance plans, to pay for all or a portion of the costs and fees associated with the use of our products. While our currently marketed products are eligible for reimbursement in the U.S., if surgical procedures utilizing our products are performed on an outpatient basis, it is possible that private payors may no longer provide reimbursement for our products without further supporting data on our procedure. Any delays in obtaining, or an inability to obtain, adequate coverage or reimbursement for procedures using our products could significantly affect the acceptance of our products and have a significant adverse effect on our business. Additionally, third-party payors continue to review their coverage policies carefully for existing and new therapies and can, without notice, deny coverage for treatments that include the use of our products. Our business would be negatively impacted to the extent any such changes reduce reimbursement for our products.

With respect to coverage and reimbursement outside of the U.S., reimbursement systems in international markets vary significantly by country, and by region within some countries, and reimbursement approvals must be obtained on a country-by-country basis and can take up to 18 months, or longer. Many international markets have government-managed healthcare systems that govern reimbursement for new devices and procedures. In most markets, there are private insurance systems as well as government-managed systems. Additionally, some foreign reimbursement systems provide for limited payments in a given period and therefore result in extended payment periods. Reimbursement in international markets may require us to undertake country-specific reimbursement activities, including additional clinical studies, which could be time consuming, expensive and may not yield acceptable reimbursement rates.

Furthermore, healthcare costs have risen significantly over the past decade. There have been and may continue to be proposals by legislators, regulators and third-party payors to contain these costs. These cost- control methods include prospective payment systems, capitated rates, group purchasing, redesign of benefits, requiring pre-authorizations or second opinions prior to major surgery, encouragement of healthier lifestyles and exploration of more cost-effective methods of delivering healthcare. Some healthcare providers in the U.S. have adopted or are considering a managed care system in which the providers contract to provide comprehensive healthcare for a fixed cost per person. Healthcare providers may also attempt to control costs by authorizing fewer elective surgical procedures or by requiring the use of the least expensive devices possible. These cost-control methods also potentially limit the amount which healthcare providers may be willing to pay for medical devices. In addition, in the U.S., no uniform policy of coverage and reimbursement for medical technology exists among all these payors. Therefore, coverage of and reimbursement for medical technology can differ significantly from payor to payor. The continuing efforts of third-party payors, whether governmental or commercial, whether inside the U.S. or outside, to contain or reduce these costs, combined with closer scrutiny of such costs, could restrict our customers’ ability to obtain adequate coverage and reimbursement from these third-party payors. The cost containment measures that healthcare providers are instituting both in the U.S. and internationally could harm our business by adversely affecting the demand for our products or the price at which we can sell our products.

Consolidation in the healthcare industry could lead to demands for price concessions or to the exclusion of some suppliers from certain of our markets, which could have an adverse effect on our business, financial condition or results of operations.

Because healthcare costs have risen significantly over the past decade, numerous initiatives and reforms initiated by legislators, regulators and third-party payors to curb these costs have resulted in a consolidation trend in the healthcare industry to create new companies with greater market power, including hospitals. As the healthcare industry consolidates, competition to provide products and services to industry participants has become and will continue to become more intense. This in turn has resulted and will likely continue to result in greater pricing pressures and the exclusion of certain suppliers from important market segments as group purchasing organizations, independent delivery networks and large single accounts continue to use their market power to consolidate purchasing decisions for some of our customers. We expect that market demand, government regulation, third-party reimbursement policies and societal pressures will continue to change the worldwide healthcare industry, resulting in further business consolidations and alliances among our customers, which may reduce competition, exert further downward pressure on the prices of our products and may adversely impact our business, financial condition or results of operations.

We may face significant uncertainty in the industry due to government healthcare reform.

Political, economic and regulatory influences are subjecting the healthcare industry to fundamental changes. Reforms under consideration in the U.S. include mandated basic healthcare benefits, controls on healthcare spending through limitations on the growth of private health insurance premiums and Medicare and Medicaid spending, the creation of large insurance purchasing groups, significant modifications to the healthcare delivery system, and the mandatory transparency of manufacturers’ business operations. We anticipate that Congress and certain state legislatures will continue to review and assess alternative healthcare delivery systems and payment methods. Public debate of these issues will likely continue in the future. Due to uncertainties regarding the ultimate features of reform initiatives and their enactment and implementation, we cannot predict which, if any, of such reform proposals will be adopted, when they may be adopted or what impact they may have on us.

We are subject to substantial governmental regulation that could change and thus force us to make modifications to how we develop, manufacture and price our products.

The medical device industry is regulated extensively by governmental authorities, principally the FDA and corresponding state and foreign regulatory agencies. The FDA and other federal, state and foreign governmental agencies regulate, among other things, the development, manufacturing, clinical trials, marketing clearance and approval, promotion and sale of medical devices.

Compliance with these regulations is, and will continue to be, time consuming, burdensome and expensive. Failure to comply with these regulations could jeopardize our ability to manufacture and sell our products and result in enforcement actions such as warning letters, fines, injunctions, civil penalties, termination of distribution, seizures of products, total or partial suspension of production, refusal of the FDA or other regulatory agencies to grant future clearances or approvals, or withdrawals or suspensions of current clearances or approvals, all of which could result in higher than anticipated costs or lower than anticipated revenue and have a material adverse effect on our business, financial condition and results of operations. In the most egregious cases, we could face criminal sanctions, closure of our manufacturing facilities and prohibitions on the sales of our products.

The regulations to which we are subject to are complex and have tended to become more stringent over time. Regulatory changes could result in restrictions on our ability to carry on or expand our operations, higher than anticipated costs or lower than anticipated revenue.

Foreign governmental authorities that regulate the manufacture and sale of medical devices have become increasingly vigilant and sales of our products in foreign countries are subject to rigorous foreign regulations. We rely on Alphatec Pacific, Inc. with respect to compliance with Japanese regulations. In other parts of the world we will need to ensure that our products are sold in compliance with local regulations on a country-by-country basis. Any failure to comply with applicable regulations could result in restrictions on the sale of our products in foreign countries.

If we fail to obtain, or experience significant delays in obtaining, FDA clearances or approvals for our future products or modifications to our products, our ability to commercially distribute and market our products could suffer.

Our medical devices are subject to rigorous regulation by the FDA and numerous other federal, state and foreign governmental authorities. The process of obtaining regulatory clearances or approvals to market a medical device, particularly from the FDA, can be costly and time consuming, and there can be no assurance that such clearances or approvals will be granted on a timely basis, if at all. In particular, the FDA permits commercial distribution of most new medical devices only after the devices have received clearance under Section 510(k) of the Federal Food, Drug and Cosmetic Act, or 510(k), or are the subject of an approved premarket approval application, or a PMA. The 510(k) process generally takes three to nine months, but can take significantly longer, especially if the FDA requires a clinical study to support 510(k) application. In connection with the 510(k) application we filed for the OsseoFix system, the FDA required clinical data to support the 510(k) application. Currently, we are not certain as to whether any additional products in our pipeline will require a clinical trial to support such product’s 510(k) application. A PMA must be submitted to the FDA if the device cannot be cleared through the 510(k) process or is not exempt from premarketing review by the FDA. A PMA must be supported by extensive data, including results of preclinical studies and clinical trials, manufacturing and control data and proposed labeling, to demonstrate to the FDA’s satisfaction the safety and effectiveness of the device for its intended use. The PMA process is more costly and uncertain than the 510(k) clearance process, and generally takes between one and three years, if not longer. In addition, any modification to a 510(k)-cleared device that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, design or manufacture, requires a new 510(k) clearance or, possibly, a PMA.

Our commercial distribution and marketing of any products or product modifications that we develop may be delayed since regulatory clearance or approval is required. In addition, because we cannot assure you that any new products or any product modifications we develop will be subject to the shorter 510(k) clearance process, the regulatory approval process for our new products or product modifications may take significantly longer than anticipated. There is no assurance that the FDA will not require a new product or product modification to go through the lengthy and expensive PMA approval process. Delays in obtaining regulatory clearances and approvals may:

•	delay or prevent commercialization of products we develop;

•	require us to perform costly procedures;

•	diminish any competitive advantages that we may attain; and

•	reduce our ability to collect revenues.

To date, all of our medical device products that require FDA approval or clearance that are being sold in the U.S. have been cleared through the 510(k) process without any required clinical trials. We have no experience in obtaining approval for a device through the 510(k) clinical trial process or the PMA process.

Our tissue-based products and related technologies could become subject to significantly greater regulation by the FDA, which could disrupt our business.

The FDA may regulate certain tissue-based products as medical devices, drugs or biologics if the product is deemed to have been more than minimally manipulated or indicated for nonhomologous use. Homologous use is generally interpreted as the use of tissue for the same basic function in the recipient as it fulfilled in the donor. If the FDA decides that any of our current or future allografts are more than minimally manipulated or indicated for nonhomologous use, it would require us to either obtain 510(k) clearance or a PMA approval if a tissue-based product is viewed as a medical device or obtain approval as a drug or biologic if it is viewed as a drug or biologic. Depending on the nature and extent of any FDA decision applicable to our tissue-based products, further distribution of the affected products could be interrupted for a substantial period of time, which would reduce our revenues and hurt our profitability.

The safety of our products is not yet supported by long-term clinical data and may therefore prove to be less safe and effective than initially thought.

We obtained clearance to offer all of our current medical device products through the FDA’s 510(k) clearance process. The 510(k) clearance process is generally based on the FDA’s agreement that a new product is substantially equivalent to already marketed products. Thus, the FDA’s 510(k) clearance process is less rigorous than the PMA process and requires little, if any, supporting clinical data. For these reasons, surgeons may be slow to adopt our 510(k)-cleared products, we may not have the comparative data that our competitors have or are generating, and we may be subject to greater regulatory and product liability risks. With the passage of the American Recovery and Reinvestment Act of 2009, funds have been appropriated for HHS’ Agency for Healthcare Research and Quality to conduct comparative effectiveness research to determine the effectiveness of different drugs, medical devices, and procedures in treating certain conditions and diseases. Some of our products or procedures performed with our products could become the subject of such studies. It is unknown what effect, if any, these studies may have on our business. Further, future studies or experience may indicate that treatment with our products does not improve patient outcomes. Such results would reduce demand for our products and this could cause us to withdraw our products from the market. Moreover, if future studies or experience indicate that our products cause unexpected or serious complications or other unforeseen negative effects, we could be subject to significant legal liability, significant negative publicity, damage to our reputation and a dramatic reduction in sales of our products, all of which would have a material adverse effect on our business, financial condition and results of operations.

If clinical trials of our current or future product candidates do not produce results necessary to support regulatory approval in the United States, we will be unable to commercialize these products.

Several investigational devices in our development pipeline, including our OsseoFix Spinal Fracture Reduction System, require either a 510(k) with clinical trial data or a PMA from the FDA before we can market such product in the U.S. The clinical trial is required by the FDA to demonstrate to the FDA’s satisfaction the safety and effectiveness of the device for its intended use. As a result, to receive regulatory approval in the U.S. for OsseoFix, we must conduct, at our own expense, a clinical trial to demonstrate efficacy and safety in humans. Clinical testing is expensive and has an uncertain outcome. Clinical failure can occur at any stage of the testing. Our clinical trials may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical and/or non-clinical testing. Our failure to adequately demonstrate the efficacy and safety of any of our devices would prevent receipt of regulatory approval and, ultimately, the commercialization of that device.

If we or our suppliers fail to comply with the FDA’s quality system and good tissue practice regulations, the manufacture of our products could be delayed.

We and our suppliers are required to comply with the FDA’s quality system regulations, or QSRs, which cover the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, sterilization, storage and shipping of our products. In addition, suppliers and processors of allograft must comply with the FDA’s current good tissue practice regulations, or CGTPs, which govern the methods used in and the facilities and controls used for the manufacture of human cell tissue and cellular and tissue-based products, record keeping and the establishment of a quality program. The FDA audits compliance with the QSRs and CGTPs through inspections of manufacturing and other facilities. If we or our suppliers have significant non-compliance issues or if any corrective action plan is not sufficient, we or our suppliers could be forced to delay the manufacture of our products until such problems are corrected to the FDA’s satisfaction, which could have a material adverse effect on our business, financial condition and results of operations. Further, our products could be subject to recall if the FDA determines, for any reason, that our products are not safe or effective. Any recall or FDA requirement demanding that we seek additional approvals or clearances could result in delays, costs associated with modification of a product, loss of revenue and potential operating restrictions imposed by the FDA, all of which could have a material adverse effect on our business, financial condition and results of operations. As a result of our last inspection, which was conducted in 2009, non-compliance items were cited on a FDA Form 483, which is a notice of inspection observation that we received following the inspection. Following receipt of the Form 483, we submitted a formal response in which we indicated the steps that we had taken to correct the noted deficiencies. The FDA is currently reviewing such responses and performing follow-up inspections related to the Form 483 and the prior inspection.

If we choose to acquire new and complementary businesses, products or technologies, we may be unable to complete these acquisitions or successfully integrate them in a cost effective and non-disruptive manner.

Our success depends in part on our ability to continually enhance and broaden our product offering in response to changing customer demands, competitive pressures and technologies and our ability to increase our market share. Accordingly, we intend to pursue the acquisition of complementary businesses, products or technologies instead of developing them ourselves. We do not know if we will be able to successfully complete any acquisitions, or whether we will be able to successfully integrate any acquired business, product or technology into our business or retain any key personnel, suppliers or distributors. Our ability to successfully grow through acquisitions depends upon our ability to identify, negotiate, complete and integrate suitable acquisitions and to obtain any necessary financing. These efforts could be expensive and time consuming, disrupt our ongoing business and distract management. If we are unable to integrate any future acquired businesses, products or technologies effectively, our business, financial condition and results of operations will be materially adversely affected. For example, an acquisition could materially impair our operating results by causing us to incur debt or requiring us to amortize significant amounts of expenses, including non-cash acquisition costs, and acquired assets.

Our future revenue growth depends to a significant extent on our ability to expand in the Japanese, European and other foreign markets. If our revenue growth is slower than expected in these markets, our future revenue targets may not be achieved.

We believe that many of the primary barriers to success in the market for spinal products in Japan, Europe and other foreign markets are similar to those in the U.S., including the challenges of increasing market penetration, expanding the size and quality of each region’s sales force and obtaining regulatory approval for products. There can be no assurance, however, that we will achieve expected revenue growth in these markets. If we experience slower than expected revenue growth in these markets, our revenues from our overseas businesses may not increase as anticipated, making it more difficult for us to achieve our future revenue growth targets.

We may not be able to timely develop new products or product enhancements that will be accepted by the market.

We sell our products in a market that is characterized by technological change, product innovation, evolving industry standards, competing patent claims, patent litigation and intense competition. Our success will depend in part on our ability to develop and introduce new products and enhancements or modifications to our existing products, which we will need to do before our competitors do so and in a manner that does not infringe issued patents of third parties from which we do not have a license. We cannot assure you that we will be able to successfully develop or market new, improved or modified products, or that any of our future products will be accepted by even the surgeons who use our current products. Our competitors’ product development capabilities could be more effective than our capabilities, and their new products may get to market before our products. In addition, the products of our competitors may be more effective or less expensive than our products. The introduction of new products by our competitors may lead us to have price reductions, reduced margins or loss of market share and may render our products obsolete or noncompetitive. The success of any of our new product offerings or enhancement or modification to our existing products will depend on several factors, including our ability to:

•	properly identify and anticipate surgeon and patient needs;

•	develop new products or enhancements in a timely manner;

•	obtain the necessary regulatory approvals for new products or product enhancements;

•	provide adequate training to potential users of new products;

•	receive adequate reimbursement approval of third-party payors such as Medicaid, Medicare and private insurers; and

•	develop an effective marketing and distribution network.

Developing products in a timely manner can be difficult, in particular because product designs change rapidly to adjust to third-party patent constraints and to market preferences. As a result, we may experience delays in our product launches which may significantly impede our ability to enter or compete in a given market and may reduce the sales that we are able to generate from these products. We may experience delays in any phase of a product launch, including during research and development, clinical trials, manufacturing, marketing and the surgeon training process. In addition, our suppliers of products or components that we do not manufacture can suffer similar delays, which could cause delays in our product introductions. If we do not develop new products or product enhancements in time to meet market demand or if there is insufficient demand for these new products or enhancements, it could have a significant adverse effect on our business financial condition and results of operations.

Our products and product enhancements under development may not be commercially viable.

While we devote significant resources to research and development, our research and development may not lead to improved or new products that are commercially successful. The research and development process is expensive, prolonged and entails considerable uncertainty. Development of medical devices, from discovery, through testing and registration, to initial product launch, typically takes between three and seven years in the U.S. Each of these periods varies considerably from product to product and country to country. Because of the complexities and uncertainties associated with spine fusion research and development, we may elect to cease development of one or more of our product candidates if we believe that the product candidate would not be commercially viable.

Our products and related capital instruments may become obsolete prior to the end of their anticipated useful lives.

A stated goal of our business is to focus on continual product innovation and to obsolete our own products. While we believe this provides a competitive edge, it also results in the risk that our products and related capital instruments will become obsolete prior to the end of their anticipated useful lives. If we introduce new products or next-generation products prior to the end of the useful life of a prior generation, we may be required to dispose of existing inventory and related capital instruments and/or write off the value or accelerate the depreciation of the these assets. We have not recorded excess and obsolescence expenses related to the introduction of next generation products.

We are dependent on our senior management team, sales and marketing team, engineering team and key surgeon advisors, and the loss of any of them could harm our business.

Our continued success depends in part upon the continued availability and contributions of our senior management, sales and marketing team and engineering team and the continued participation of our key surgeon advisors. While we have succession plans in place and have entered into employment agreements with all members of our senior management team, other than with respect to our President and CEO, President of Alphatec Pacific, and General Manager, Europe, none of these agreements guarantees the services of the individual for a specified period of time. We would be adversely affected if we fail to adequately prepare for future turnover of our senior management team. Our ability to grow or at least maintain our sales levels depends in large part on our ability to attract and retain sales and marketing personnel and for these sales people to maintain their relationships with surgeons directly and through our distributors. We rely on our engineering team to research, design and develop potential products for our product pipeline. We also rely on our surgeon advisors to advise us on our products, our product pipeline, long-term scientific planning, research and development and industry trends. We compete for personnel and advisors with other companies and other organizations, many of which are larger and have greater name recognition and financial and other resources than we do. The loss of members of our senior management team, sales and marketing team, engineering team and key surgeon advisors, or our inability to attract or retain other qualified personnel or advisors could have a significant adverse effect on our business, financial conditions and results of operations.

We rely on our information technology systems for inventory management, distribution and other functions and to maintain our research and development data. If our information technology systems fail to adequately perform these functions, or if we experience an interruption in their operation, our business, financial condition and results of operations could be adversely affected.

The efficient operation of our business is dependent on our information technology systems. We rely on our information technology systems to effectively manage accounting and financial functions; manage order entry, order fulfillment and inventory replenishment processes; and maintain our research and development data. The failure of our information technology systems to perform as we anticipate could disrupt our business and product development and could result in decreased sales, increased overhead costs, excess inventory and product shortages, all of which could have a significant adverse effect on our business, financial condition and results of operations. In addition, our information technology systems are vulnerable to damage or interruption from:

•	earthquake, fire, flood and other natural disasters;

•	terrorist attacks and attacks by computer viruses or hackers;

•	power loss; and

•	computer systems, or Internet, telecommunications or data network failure.

Any such interruption could have significant adverse effect on our business, financial condition and results of operations.

The majority of our operations and all of our manufacturing facilities are currently conducted in locations that may be at risk of damage from fire, earthquakes or other natural disasters. If a natural disaster strikes, we may be unable to manufacture certain products for a substantial amount of time.

We currently conduct the majority of our development, manufacturing and management activities in Carlsbad, California near known wildfire areas and earthquake fault zones. We have taken precautions to safeguard our facilities, including obtaining property and casualty insurance, and implementing health and safety protocols. We have developed an Information Technology disaster recovery plan. However, any future natural disaster, such as a fire or an earthquake, could cause substantial delays in our operations, damage or destroy our equipment or inventory and cause us to incur additional expenses. A disaster could seriously harm our business, financial condition and results of operations. Our facilities would be difficult to replace and would require substantial lead time to repair or replace. The insurance we maintain against earthquakes, fires, and other natural disasters would not be adequate to cover a total loss of our manufacturing facilities, may not be adequate to cover our losses in any particular case and may not continue to be available to us on acceptable terms, or at all.

Alphatec Holdings is a holding company with no operations, and unless it receives dividends or other payments from Alphatec Spine, Inc., it will be unable to fulfill its cash obligations.

As a holding company with no business operations, Alphatec Holdings’ material assets consist only of the common stock of Alphatec Spine (and any other subsidiaries Alphatec Holdings may own in the future), dividends and other payments received from time to time from Alphatec Spine or such subsidiaries, and the proceeds raised from the sale of debt and equity securities. Alphatec Spine is legally distinct from Alphatec Holdings and has no obligation, contingent or otherwise, to make funds available to Alphatec Holdings. Alphatec Holdings will have to rely upon dividends and other payments from Alphatec Spine (and any other subsidiaries Alphatec Holdings may own in the future) to generate the funds necessary to fulfill its cash obligations. Alphatec Holdings may not be able to access cash generated by Alphatec Spine in order to fulfill cash commitments. The ability of Alphatec Spine to make dividend and other payments to Alphatec Holdings is subject to the availability of funds after taking into account Alphatec Spine’s funding requirements, the terms of Alphatec Spine’s indebtedness and applicable state laws. Alphatec Spine’s current credit facilities with Silicon Valley Bank and Oxford Finance Corporation prohibit Alphatec Spine from declaring or paying dividends, other than dividends payable in capital stock, during the term of the facility.

Risks Related to Our Financial Results and Need for Financing

The current global recession and credit crisis could adversely affect our business.

A deep and potentially prolonged global recession began in the United States in December 2007. In mid-February 2009, The Federal Reserve warned that the United States economy faces an “unusually gradual and prolonged” period of recovery from this deep and recessionary period. The financial and credit crisis also triggered a period of upheaval characterized by bankruptcy, failure, collapse or sale at nominal amounts of various financial institutions. Despite the unprecedented level of intervention in the credit markets by the U.S. and foreign governments that has already occurred and is likely to continue to occur, this crisis could temporarily restrict our ability to borrow money on acceptable terms in the credit markets and potentially could affect our ability to draw on our current credit facility. The financial and credit crisis could make it difficult or, in many cases, impossible for our customers to borrow money to fund their operations. Their lack of or limited access to capital may adversely affect their ability to purchase our products or, in some cases, to pay for our products on a timely basis.

Our quarterly financial results could fluctuate significantly.

Our quarterly financial results are difficult to predict and may fluctuate significantly from period to period, particularly because our sales prospects are uncertain. The level of our revenues and results of operations at any given time will be based primarily on the following factors:

•	acceptance of our products by surgeons, patients, hospitals and third-party payors;

•	demand and pricing of our products;

•	the mix of our products sold, because profit margins differ among our products;

•	timing of new product offerings, acquisitions, licenses or other significant events by us or our competitors;

•	our ability to grow and maintain a productive sales and marketing organization;

•	regulatory approvals and legislative changes affecting the products we may offer or those of our competitors;

•	the effect of competing technological and market developments;

•	levels of third-party reimbursement for our products;

•	interruption in the manufacturing or distribution of our products;

•	our ability to produce or obtain products of satisfactory quality or in sufficient quantities to meet demand; and

•	changes in our ability to obtain FDA, state and international approval or clearance for our products.

In addition, until we have a larger base of surgeons using our products, occasional fluctuations in the use of our products by individual surgeons or small groups of surgeons will have a proportionately larger impact on our revenues than for companies with a larger customer base.

Many of the products we may seek to develop and introduce in the future will require FDA, state and international approval or clearance. We cannot begin to commercialize any such products in the U.S. without FDA approval or clearance or outside of the U.S. without appropriate regulatory approvals and import licenses. As a result, it will be difficult for us to forecast demand for these products with any degree of certainty. We cannot assure you that our revenue will increase or be sustained in future periods or that we will be profitable in any future period. Any shortfalls in revenue or earnings from levels expected by our stockholders or by securities or industry analysts could have an immediate and significant adverse effect on the trading price of our common stock in any given period.

We may need to raise additional funds in the future and such funds may not be available on acceptable terms, if at all.

We believe that our current cash and cash equivalents, revenues from our operations, and Alphatec Spine’s ability to draw down on its credit facility, will be sufficient to fund our projected operating requirements through January 1, 2011. Despite this belief, we may seek additional funds from public and private stock offerings, borrowings under new debt facilities or other sources. Our capital requirements will depend on many factors, including:

•	the revenues generated by sales of our products;

•	the costs associated with expanding our sales and marketing efforts;

•	the expenses we incur in manufacturing and selling our products;

•	the costs of developing new products or technologies;

•	the cost of obtaining and maintaining FDA or other regulatory approval or clearance for our products and products in development;

•	the number and timing of acquisitions and other strategic transactions;

•	the costs associated with increased capital expenditures; and

•	the costs associated with our employee retention programs and related benefits.

As a result of these factors, we may need to raise additional funds and such funds may not be available on favorable terms, if at all. Furthermore, if we issue equity or debt securities to raise additional funds, our existing stockholders may experience dilution and the new equity or debt securities may have rights, preferences and privileges senior to those of our existing stockholders. In addition, if we raise additional funds through collaboration, licensing or other similar arrangements, it may be necessary to relinquish valuable rights to our potential products or proprietary technologies, or to grant licenses on terms that are not favorable to us. If we cannot raise funds on acceptable terms, we may not be able to develop or enhance our products, execute our business plan, take advantage of future opportunities, or respond to competitive pressures or unanticipated customer requirements. Any of these events could adversely affect our ability to achieve our development and commercialization goals and have a significant adverse effect on our business, financial condition and results of operations.

We may be unable to comply with the covenants of our credit facility.

We are required to maintain compliance with financial covenants in our credit facility, which include a minimum level of revenues and a minimum level of Adjusted EBITDA (a non-GAAP term defined as net income (loss) excluding the effects of interest, taxes, depreciation, amortization, stock-based compensation and in-process R&D. The minimum covenants escalate each quarter. In order to meet the covenants for 2010, we will need to achieve growth over our historical revenue and earnings levels. If we are not able to achieve planned revenue growth or incur costs in excess of our forecast, we could be in default of the credit facility and the Lenders would have the right to declare the loan immediately due and payable. To secure the repayment of any amounts borrowed under this credit facility, we granted to the lenders a first priority security interest in all of our assets, other than our intellectual property and our rights under license agreements granting us rights to intellectual property. We also agreed not to pledge or otherwise encumber our intellectual property assets without the approval of the lenders. The credit facility also contains customary affirmative and negative covenants for loan agreements of this type, including, but not limited to, limitations on the incurrence of indebtedness, asset dispositions, acquisitions, investments, dividends and other restricted payments, liens and transactions with affiliates. A nonappealable judgment in excess of $100,000 that is unsatisfied for a period of ten days is also defined as an event of default.

In the event of an event of default, the lenders have the right to declare the amounts borrowed under the credit facility immediately due and payable and terminate all commitments to extend further credit. An event of default under the credit facility, includes, among other things, the failure to make payments when due, breaches of representations, warranties or covenants, the occurrence of certain insolvency events, or the occurrence of an event which could have a material adverse effect on us. If we were unable to repay those amounts, the lenders under the credit facility could proceed against the collateral granted to them pursuant to the credit facility. We have pledged a significant portion of our assets as collateral under the credit facility. If the lenders accelerate the repayment of our borrowings, we cannot assure you that we will have sufficient cash on hand to repay the amounts borrowed under the credit facility.

We are subject to certain risks associated with our foreign operations.

Our operations outside of the U.S. are primarily in Japan and Europe, although we also sell products in Hong Kong and South America. Certain risks are inherent in international operations, including:

•	difficulties in enforcing agreements and collecting receivables through certain foreign legal systems;

•	foreign customers who may have longer payment cycles than customers in the U.S.;

•

tax rates in foreign countries may exceed those in the U.S. and foreign earnings may be subject to withholding requirements or the imposition of tariffs, exchange controls or other restrictions including transfer pricing restrictions when products produced in one country are sold to an affiliated entity in another country;

•	economic and political instability in countries where we operate or where end-users of spine fusion surgery reside;

•	difficulties associated with managing a large organization spread throughout various countries;

•	difficulties in obtaining and enforcing intellectual property rights;

•	required compliance with a variety of foreign laws and regulations;

•	imposition of costly and lengthy new export licensing requirements;

•	laws and business practices favoring local companies; and

•	lack of availability and reduced level of reimbursement within prevailing foreign healthcare payment systems.

If we continue to expand our business outside of the U.S., our success will depend, in part, on our ability to anticipate and effectively manage these and other risks. We cannot assure you that these and other factors will not have a significant adverse effect on our international operations or our business as a whole.

Compliance with changing regulations and standards for accounting, corporate governance and public disclosure may result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations, including accelerated SEC filing timelines and new Proxy rules, new NASDAQ Stock Market rules, and new accounting pronouncements are creating uncertainty and additional complexities for companies such as ours. In particular, the Section 404 internal control evaluation requirements under the Sarbanes-Oxley Act have added and will continue to add complexity and costs to our business and require a significant investment of our time and resources to complete each year. We take these requirements seriously and will make every effort to ensure that we receive clean attestations on our internal controls each year from our outside auditors, but there is no guarantee that our efforts to do so will be successful. To maintain high standards of corporate governance and public disclosure, we intend to invest all reasonably necessary resources to comply with all other evolving standards. These investments may result in increased general and administrative expenses and a diversion of management time and attention from strategic revenue generating and cost management activities.

If we fail to maintain effective internal controls and procedures for financial reporting, we could be unable to provide timely and accurate financial information and therefore be subject to delisting from The NASDAQ Stock Market, an investigation by the SEC, and civil or criminal sanctions. Additionally, ineffective internal control over financial reporting would place us at increased risk of fraud or misuse of corporate assets and could cause our stockholders, lenders, suppliers and others to lose confidence in the accuracy or completeness of our financial reports.

A portion of our revenues and expenditures is subject to exchange rate fluctuations that could adversely affect our reported results of operations.

While a majority of our business is denominated in U.S. dollars, we maintain operations in foreign countries, primarily Japan and Europe. Sales of our products in a foreign country may require payments in the local currency. Consequently, fluctuations in the rate of exchange between the U.S. dollar and certain other currencies may affect our results of operations and period-to-period comparisons of our operating results. For example, if the value of the U.S. dollar were to fall relative to the Japanese Yen or the Euro, then our reported revenues would increase when we convert the higher valued foreign currency into U.S. dollars. If the value of the U.S. dollar were to increase in relation to the Japanese Yen or the Euro, then there would be a negative effect on the value of our sales in Japan or Europe to the extent our revenues in Japanese Yen or Euros are in excess of our Japanese Yen costs or Euro costs, respectively at the time that we converted amounts to U.S. dollars in connection with the preparation of our financial statements. We do not currently engage in hedging or similar transactions to reduce these risks.

Risks Related to Our Intellectual Property and Potential Litigation

If our patents and other intellectual property rights do not adequately protect our products, we may lose market share to our competitors and be unable to operate our business profitably.

Our success depends significantly on our ability to protect our proprietary rights to the technologies used in our products. We rely on patent protection, as well as a combination of copyright, trade secret and trademark laws, and nondisclosure, confidentiality and other contractual restrictions to protect our proprietary technology. However, these legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. For example, we cannot assure you that any of our pending patent applications will result in the issuance of patents to us. The U.S. Patent and Trademark Office, or PTO, may deny or require significant narrowing of claims in our pending patent applications, and patents issued as a result of the pending patent applications, if any, may not provide us with significant commercial protection or be issued in a form that is advantageous to us. We could also incur substantial costs in proceedings before the PTO. These proceedings could result in adverse decisions as to the priority of our inventions and the narrowing or invalidation of claims in issued patents. Our issued patents and those that may be issued in the future could subsequently be successfully challenged by others and invalidated or rendered unenforceable, which could limit our ability to stop competitors from marketing and selling related products. In addition, our pending patent applications include claims to aspects of our products and procedures that are not currently protected by issued patents.

Both the patent application process and the process of managing patent disputes can be time consuming and expensive. Competitors may be able to design around our patents or develop products that provide outcomes that are comparable to our products. Although we have entered into confidentiality agreements and intellectual property assignment agreements with certain of our employees, consultants and advisors as one of the ways we seek to protect our intellectual property and other proprietary technology, such agreements may not be enforceable or may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements. Furthermore, the laws of some foreign countries may not protect our intellectual property rights to the same extent as the laws of the U.S., if at all. Since most of our issued patents and pending patent applications are for the U.S. only, we lack a corresponding scope of patent protection in other countries, including Japan. Thus, we may not be able to stop a competitor from marketing products in other countries that are similar to some of our products.

In the event a competitor infringes upon one of our patents or other intellectual property rights, enforcing those patents and rights may be difficult and time consuming. Even if successful, litigation to defend our patents against challenges or to enforce our intellectual property rights could be expensive and time consuming and could divert management’s attention from managing our business. Moreover, we may not have sufficient resources to defend our patents against challenges or to enforce our intellectual property rights.

The medical device industry is characterized by patent and other intellectual property litigation and we could become subject to litigation that could be costly, result in the diversion of management’s time and efforts, require us to pay damages, and/or prevent us from marketing our existing or future products.

The medical device industry is characterized by extensive litigation and administrative proceedings over patent and other intellectual property rights. Determining whether a product infringes a patent involves complex legal and factual issues, the determination of which is often uncertain. Our competitors may assert that our products, the components of those products, the methods of using those products, or the methods we employ in processing those products are covered by U.S. or foreign patents held by them. In addition, they may claim that their patents have priority over ours because their patents were issued first. Because patent applications can take many years to issue, there may be applications now pending of which we are unaware, which may later result in issued patents that our products may infringe. There could also be existing patents that one or more components of our products may be inadvertently infringing, of which we are unaware. As the number of participants in the market for spine disorder devices and treatments increases, the possibility of patent infringement claims against us increases.

Any such claim against us, even those without merit, may cause us to incur substantial costs, and could place a significant strain on our financial resources, divert the attention of management from our core business and harm our reputation. If the relevant patents were upheld as valid and enforceable and we were found to infringe, we could be required to pay substantial damages, including treble, or triple, damages if an infringement is found to be willful, and/or royalties and we could be prevented from selling our products unless we could obtain a license or were able to redesign our products to avoid infringement. Any such license may not be available on reasonable terms, if at all, and there can be no assurance that we would be able to redesign our products in a way that would not infringe those patents. If we fail to obtain any required licenses or make any necessary changes to our products or technologies, we may have to withdraw existing products from the market or may be unable to commercialize one or more of our products, either of which could have a significant adverse effect on our business, financial condition and results of operations.

In addition, in order to further our product development efforts, from time to time we enter into agreements with surgeons to develop new products. As consideration for product development activities rendered pursuant to these agreements, in certain instances we have agreed to pay such surgeons royalties on products developed by cooperative involvement between us and such surgeons. There can be no assurance that surgeons with whom we have entered into such an arrangement will not claim to be entitled to a royalty even if we do not believe that such products were developed by cooperative involvement between us and such surgeons. Any such claim against us, even those without merit, may cause us to incur substantial costs, and could place a significant strain on our financial resources, divert the attention of management from our core business and harm our reputation.

We may be subject to or otherwise affected by federal and state healthcare laws, including fraud and abuse, health information privacy and security, and disclosure laws, and could face substantial penalties if we are unable to fully comply with such laws.

Although we do not provide healthcare services, submit claims for third-party reimbursement, or receive payments directly from Medicare, Medicaid, or other third-party payors for our products or the procedures in which our products are used, healthcare regulation by federal and state governments significantly impact our business. Healthcare fraud and abuse, health information privacy and security, and disclosure laws potentially applicable to our operations include:

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the federal Anti-Kickback Law, as well as state analogs, which constrains our marketing practices and those of our independent sales agents and distributors, educational programs, pricing policies, and relationships with healthcare providers, by prohibiting, among other things, soliciting, receiving, offering or providing remuneration, intended to induce the purchase or recommendation of an item or service reimbursable under a federal (or state or commercial) healthcare program (such as the Medicare or Medicaid programs);

•

the federal ban, as well as state analogs, on physician self-referrals, which prohibits physician referrals of Medicare and Medicaid patients to an entity providing certain “designated health services” if the physician or an immediate family member of the physician has any financial relationship with the entity;

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federal false claims laws which prohibit, among other things, knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other third-party payors that are false or fraudulent;

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the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, and its implementing regulations, which created federal criminal laws that prohibit executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters and which also imposes certain regulatory and contractual requirements regarding the privacy, security and transmission of individually identifiable health information;

•	the state and federal laws mandating the disclosure of device manufacturer payments or other transfers of value to physicians could impact how we market our products; and

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state laws analogous to each of the above federal laws, such as anti-kickback and false claims laws that may apply to items or services reimbursed by any third-party payor, including commercial insurers, and state laws governing the privacy of certain health information, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

If our past or present operations, or those of our independent sales agents and distributors, are found to be in violation of any of such laws or any other governmental regulations that may apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from federal healthcare programs and/or the curtailment or restructuring of our operations. Similarly, if the healthcare providers or entities with whom we do business are found to be non-compliant with applicable laws, they may be subject to sanctions, which could also have a negative impact on us. Any penalties, damages, fines, curtailment or restructuring of our operations could adversely affect our ability to operate our business and our financial results. The risk of our being found in violation of these laws is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the Courts, and their provisions are open to a variety of interpretations. Any action against us for violation of these laws, even if we successfully defend against them, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business.

In January 2004, AdvaMed, the principal U.S. trade association for the medical device industry, put in place a model “code of conduct” that sets forth standards by which its members should abide in the promotion of their products. We have in place policies and procedures for compliance that we believe are at least as stringent as those set forth in the AdvaMed Code, and we provide routine training to our sales and marketing personnel on our policies regarding sales and marketing practices. The AdvaMed Code was recently revised to make it more stringent with respect to interactions with healthcare professionals. The revised AdvaMed Code went into effect in July of 2009. We have adopted the new aspects of the revised AdvaMed Code. Nevertheless, the sales and marketing practices of our industry have been the subject of increased scrutiny from federal and state government agencies, and we believe that this trend will continue. Proposed federal legislation would require detailed disclosure of payments made to health care professionals, and several states have adopted similar statutes. In addition, prosecutorial scrutiny and governmental oversight over some major device companies regarding the retention of healthcare professionals as consultants has affected and may continue to affect the manner in which medical device companies may retain healthcare professionals as consultants. We have in place policies to govern how we may retain healthcare professionals as consultants that reflect the current climate on this issue and are providing training on these policies. Any action against us for violation of these laws, even if we successfully defend against them, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business.

If we become subject to product liability claims, we may be required to pay damages that exceed our insurance coverage.

Our business exposes us to potential product liability claims that are inherent in the testing, design, manufacture and sale of medical devices for spine surgery procedures. Spine surgery involves significant risk of serious complications, including bleeding, nerve injury, paralysis and even death. To date, our products have not been the subject of any material product liability claims. Currently, we carry product liability insurance in the amount of $10 million per occurrence and $10 million in the aggregate. Any product liability claim brought against us, with or without merit, could result in the increase of our product liability insurance rates or our inability to secure coverage in the future on commercially reasonable terms, if at all. In addition, if our product liability insurance proves to be inadequate to pay a damage award, we may have to pay the excess out of our cash reserves, which could harm our financial condition. If longer-term patient results and experience indicate that our products or any component of our products cause tissue damage, motor impairment or other adverse effects, we could be subject to significant liability. Even a meritless or unsuccessful product liability claim could harm our reputation in the industry, lead to significant legal fees and result in the diversion of management’s attention from managing our business.

Because tissue-based products entail a potential risk of communicable disease to human recipients, we may be the subject of product liability claims regarding our tissue-based products.

Our tissue-based products may expose us to additional potential product liability claims. The development of tissue-based products entails a risk of additional product liability claims because of the risk of transmitting disease to human recipients, and substantial product liability claims may be asserted against us. In addition, successful product liability claims made against one of our competitors could cause claims to be made against us or expose us to a perception that we are vulnerable to similar claims. Even a meritless or unsuccessful product liability claim could harm our reputation in the industry, lead to significant legal fees and result in the diversion of management’s attention from managing our business.

Any claims relating to our improper handling, storage or disposal of biological, hazardous and radioactive materials could be time consuming and costly.

The manufacture of certain of our products, including our allograft implants, involves the controlled use of biological, hazardous and/or radioactive materials and waste. Our business and facilities and those of our suppliers are subject to foreign, federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these hazardous materials and waste products. Although we believe that our safety procedures for handling and disposing of these materials comply with legally prescribed standards, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of an accident, we could be held liable for damages or penalized with fines. This liability could exceed our resources and any applicable insurance. In addition, under some environmental laws and regulations, we could also be held responsible for all of the costs relating to any contamination at our past or present facilities and at third-party waste disposal sites, even if such contamination was not caused by us. We may incur significant expenses in the future relating to any failure to comply with environmental laws. Any such future expenses or liability could have a significant negative impact on our business, financial condition and results of operations.

We may be subject to damages resulting from claims that we, our employees or our independent distributors have wrongfully used or disclosed alleged trade secrets of our competitors or are in breach of non-competition or non-solicitation agreements with our competitors.

Many of our employees were previously employed at other medical device companies, including our competitors or potential competitors. Many of our independent distributors sell, or in the past have sold, products of our competitors. We may be subject to claims that we, our employees or our independent distributors have inadvertently or otherwise used or disclosed the trade secrets or other proprietary information of our competitors.

In addition, we have been and may in the future be subject to claims that we caused an employee or independent distributor to break the terms of his or her non-competition agreement or non-solicitation agreement. Litigation may be necessary to defend against such claims. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management. If we fail in defending such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights and/or personnel. A loss of key personnel and/or their work product could hamper or prevent our ability to commercialize products, which could have an adverse effect on our business, financial condition and results of operations.

Risks Related to Our Common Stock

We expect that the price of our common stock will fluctuate substantially and the market price of our common stock may decline in value in the future.

The market price of our common stock is likely to be highly volatile and may fluctuate substantially due to many factors, including:

•	volume and timing of orders for our products;

•	quarterly variations in our or our competitors’ results of operations;

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our announcement or our competitors’ announcements regarding new products, product enhancements, significant contracts, number of distributors, number of hospitals and surgeons using products, acquisitions or strategic investments;

•	announcements of technological or medical innovations for the treatment of spine pathology;

•	changes in earnings estimates or recommendations by securities analysts;

•	our ability to develop, obtain regulatory clearance or approval for, and market new and enhanced products on a timely basis;

•	changes in healthcare policy in the U.S. and internationally;

•	product liability claims or other litigation involving us;

•	sales of large blocks of our common stock, including sales by our executive officers, directors and significant stockholders;

•	changes in governmental regulations or in the status of our regulatory approvals, clearances or applications;

•	disputes or other developments with respect to intellectual property rights;

•	changes in the availability of third-party reimbursement in the U.S. or other countries;

•	changes in accounting principles; and

•	general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors.

We may become involved in securities class action litigation that could divert management’s attention and harm our business.

The stock market in general, and the NASDAQ Global Market and the market for medical device companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Further, the market prices of securities of medical device companies have been particularly volatile. Factors contributing to this volatility include FDA and international actions with respect to the government regulation of medical devices and third-party reimbursement matters, changes in U.S. or international healthcare policies, and changes in the condition of the medical device industry generally. These broad market and industry factors may materially harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation has often been brought against that company. We may become involved in this type of litigation in the future. Litigation is often expensive and diverts management’s attention and resources, which could materially harm our financial condition, results of operations and business.

Securities analysts may not continue to provide coverage of our common stock or may issue negative reports, which may have a negative impact on the market price of our common stock.

Securities analysts may not continue to provide research coverage of our common stock. If securities analysts do not cover our common stock, the lack of research coverage may cause the market price of our common stock to decline. The trading market for our common stock may be affected in part by the research and reports that industry or financial analysts publish about our business. If one or more of the analysts who elects to cover us downgrades our stock, our stock price would likely decline rapidly. If one or more of these analysts ceases coverage of us, we could lose visibility in the market, which in turn could cause our stock price to decline. In addition, recently-adopted rules mandated by the Sarbanes-Oxley Act and a global settlement reached in 2003 between the SEC, other regulatory agencies and a number of investment banks have led to a number of fundamental changes in how analysts are reviewed and compensated. In particular, many investment banking firms are required to contract with independent financial analysts for their stock research. It may be difficult for companies such as ours, with smaller market capitalizations, to attract independent financial analysts that will cover our common stock. This could have a negative effect on the market price of our stock.

Because of their significant stock ownership, our executive officers, directors and principal stockholders will be able to exert control over us and our significant corporate decisions.

Based on shares outstanding at December 31, 2009, our executive officers, directors and stockholders holding more than 5% of our outstanding common stock and their affiliates will, in the aggregate, beneficially own approximately 47.0% of our outstanding common stock. As a result, these persons will have the ability to significantly impact the outcome of all matters requiring stockholder approval, including the election and removal of directors and any merger, consolidation, or sale of all or substantially all of our assets. This concentration of ownership may harm the market price of our common stock by, among other things:

•	delaying, deferring or preventing our change in control;

•	impeding a merger, consolidation, takeover or other business combination involving us;

•	causing us to enter into transactions or agreements that are not in the best interests of all of our stockholders; or

•	reducing our public float held by non-affiliates.

Certain members of our Board of Directors also serve as officers and directors of HealthpointCapital, its affiliates and other portfolio companies.

Four members of our Board of Directors also serve as officers and directors of our largest stockholder, HealthpointCapital, or its related entities and of other companies in which HealthpointCapital invests, including companies with which we compete or may in the future compete. As of December 31, 2009, HealthpointCapital owns approximately 38.1% of our outstanding common stock. HealthpointCapital and its affiliates may make investments and hold interests in businesses that compete directly or indirectly with us. HealthpointCapital owns a majority interest in Scient’x S.A., or Scient’x, a spinal implant company with which we have entered into a share purchase agreement pursuant to which we will acquire approximately 95% of its issued and outstanding shares, subject to approval by our stockholders. The Chairman of our Board of Directors, Mortimer Berkowitz III, is a managing member of HGP, LLC and HGP II, LLC, the general partners of HealthpointCapital. John H. Foster, a member of our Board of Directors, is a managing member of HGP, LLC and HGP II, LLC and the Chairman, Chief Executive Officer, a member of the board of managers and a Managing Director of HealthpointCapital, LLC. Our directors R. Ian Molson and Stephen E. O’Neil also serve on the board of managers of HealthpointCapital, LLC. Messrs. Berkowitz, Foster, O’Neil and Molson also have financial interests in HGP, LLC, HGP II, LLC and HealthpointCapital LLC and direct limited partnership interests in HealthpointCapital. Dr. Hochschuler, a member of our Board of Directors, is a clinical advisor of and consultant to HealthpointCapital, LLC. Such directors may have obligations to HealthpointCapital, HealthpointCapital, LLC, HGP, LLC, HGP II, LLC and to investors in those companies and other portfolio companies of HealthpointCapital and its affiliates, the fulfillment of which might not be in the best interests of us or our stockholders. Messrs. Berkowitz, Foster and Molson are members of the Board of Directors of either Scient’x or an affiliate of Scient’x.

Because of these possible conflicts of interest, such directors may direct potential business and investment opportunities to other entities rather than to us or such directors may undertake or otherwise engage in activities or conduct on behalf of such other entities that is not in, or which may be adverse to, our best interests. Whether a director directs an opportunity to us or to another company, our directors may face claims of breaches of fiduciary duty and other duties relating to such opportunities. Our amended and restated certificate of incorporation requires us to indemnify our directors to the fullest extent permitted by law, which may require us to indemnify them against claims of breaches of such duties arising from their service on our Board of Directors. HealthpointCapital or its affiliates may pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. Furthermore, HealthpointCapital may have an interest in us pursuing acquisitions, divestitures, financings or other transactions that, in its judgment, could enhance its equity investment, even though such transactions might involve risks to us and our stockholders generally. In addition, if we were to seek a business combination with a target business with which one or more of our existing stockholders or directors may be affiliated, conflicts of interest could arise in connection with negotiating the terms of and completing the business combination. Conflicts that may arise may not be resolved in our favor.

Anti-takeover provisions in our organizational documents and change of control provisions in some of our employment agreements and agreements with distributors, and in some of our outstanding debt agreements, as well as the terms of our redeemable preferred stock, may discourage or prevent a change of control, even if an acquisition would be beneficial to our stockholders, which could affect our stock price adversely.

Certain provisions of our amended and restated certificate of incorporation and restated by-laws could discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which our stockholders might otherwise receive a premium for their shares. These provisions also could limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. Stockholders who wish to participate in these transactions may not have the opportunity to do so. Furthermore, these provisions could prevent or frustrate attempts by our stockholders to replace or remove our management. These provisions:

•	allow the authorized number of directors to be changed only by resolution of our Board of Directors;

•	allow vacancies on our Board of Directors to be filled only by resolution of our Board of Directors;

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authorize our Board of Directors to issue, without stockholder approval, blank check preferred stock that, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that is not approved by our Board of Directors;

•	require that stockholder actions must be effected at a duly called stockholder meeting and prohibit stockholder action by written consent;

•	establish advance notice requirements for stockholder nominations to our Board of Directors and for stockholder proposals that can be acted on at stockholder meetings; and

•	limit who may call stockholder meetings.

Some of our employment agreements and all of our restricted stock agreements and incentive stock option agreements provide for accelerated vesting of benefits, including full vesting of restricted stock and options, upon a change of control. A limited number of our agreements with our distributors include a provision that extends the term of the distribution agreement upon a change in control and makes it more difficult for us or our successor to terminate the agreement. These provisions may discourage or prevent a change of control.

In addition, in the event of a change of control, we would be required to redeem all outstanding shares of our redeemable preferred stock for an aggregate of $29.9 million, at the price of $9.00 per share. Further, our amended and restated certificate of incorporation permits us to issue additional shares of preferred stock. The terms of our redeemable preferred stock or any new preferred stock we may issue could have the effect of delaying, deterring or preventing a change in control.

Risks Related to our Proposed Acquisition of Scient’x S.A.

We will issue a large number of shares of common stock in connection with our proposed acquisition of substantially all of the shares of Scient’x S.A., or the Share Purchase, which will result in substantial dilution to our existing stockholders. Our stockholders may not realize a benefit from the Share Purchase commensurate with the ownership dilution they will experience in connection with the Share Purchase.

The consideration for our proposed acquisition of Scient’x consists of shares of our common stock. We will issue 24,000,000 shares of our common stock, or the Share Purchase Shares, in consideration for 100% of the outstanding shares of Scient’x, which represents 45.7% of our voting shares prior to the issuance and will represent 31.3% of our voting shares following the issuance, based on our outstanding capital stock at December 15, 2009. Our issuance of the Share Purchase Shares will result in substantial percentage dilution of our existing stockholders’ ownership interests. Our issuance of the Share Purchase Shares may also have an adverse impact on our net income per share in fiscal periods that include (or follow) the closing of the Share Purchase.

If we are unable to realize the strategic and financial benefits currently anticipated from the Share Purchase, our stockholders will have experienced substantial dilution of their ownership interest without receiving commensurate benefit.

The actual value of the consideration we will pay to the Scient’x shareholders may exceed the value allocated to it at the time we entered into the Share Purchase Agreement.

Under the share purchase agreement that we entered into with Scient’x, or the Share Purchase Agreement, the number of shares of common stock we will issue as consideration at closing is fixed, and there will be no adjustment for changes in the market price of our common stock. Neither we nor the Scient’x shareholders are permitted to “walk away” from the Share Purchase nor are we permitted to re-solicit the vote of our stockholders solely because of changes in the market price of our common stock between the signing of the Share Purchase Agreement and the closing. Our common stock has historically experienced significant volatility. Stock price changes may result from a variety of factors that are beyond our control, including changes in our business, operations and prospects, regulatory considerations and general market and economic conditions. The value of the shares we issue to acquire Scient’x may be significantly higher at the closing than when we entered into the Share Purchase Agreement.

If the conditions to the closing of the Share Purchase are not met, the Share Purchase will not occur, which could adversely impact the market price of our common stock as well as our business, financial condition and results of operations.

Specified conditions must be satisfied or waived before the Share Purchase can be completed, including, without limitation, obtaining the requisite approval of our stockholders with respect to our proposed issuance of common stock in the Share Purchase. We cannot assure you that each of the conditions will be satisfied.

If the conditions are not satisfied or waived in a timely manner and the Share Purchase is delayed, we may lose some or all of the intended or perceived benefits of the transaction which could cause our stock price to decline and harm our business. If the acquisition is not completed for any reason, our stock price may decline to the extent that the current market price reflects a market assumption that the Share Purchase will be completed.

In addition, we will be required to pay our costs related to the acquisition even if the Share Purchase is not completed, such as amounts payable to legal and financial advisors and independent accountants, and such costs are significant. All of these costs will be incurred whether or not the transaction is completed.

The integration of us and Scient’x may not be completed successfully, cost-effectively or on a timely basis.

After completing the acquisition of Scient’x, we will have significantly more assets and employees to manage than we did prior to the acquisition. The integration process will require us to significantly expand the scope of our operations and financial systems. Our management will be required to devote a significant amount of time and attention to the process of integrating the operations of us and Scient’x. There is a significant degree of difficulty and management involvement inherent in that process. These difficulties include, among others:

•	the diversion of management’s attention from the day-to-day operations of the combined company;

•	the management of a significantly larger company than before completion of the Share Purchase;

•	the assimilation of Scient’x employees and the integration of two business cultures;

•	challenges in attracting and retaining key personnel;

•	the integration of information, accounting, finance, sales, billing, payroll and regulatory compliance systems;

•	challenges in keeping existing customers and obtaining new customers; and

•	challenges in combining product offerings and sales and marketing activities.

There is no assurance that we will successfully or cost-effectively integrate Scient’x’s operations with our own. For example, the costs of achieving systems integration may substantially exceed our current estimates. As a non-public, non-U.S. company, Scient’x has not had to comply with the requirements of the Sarbanes-Oxley Act of 2002 for internal control and other procedures. Bringing its systems into compliance with those requirements may cause us to incur substantial additional expense. In addition, the integration process may cause an interruption of, or loss of momentum in, the activities of our business after completion of the acquisition. If our management is not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, our business could suffer and its results of operations and financial condition may be harmed.

Failure to complete the Share Purchase could harm our common stock price and future business and operations.

If the Share Purchase is not completed, we may be subject to the following risks:

•	the price of our common stock may decline;

•	we will not realize our expected benefits of the Share Purchase;

•	under certain circumstances we will be required to pay HealthpointCapital a termination fee of $3.2 million; and

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the costs incurred by us, and certain costs incurred by the Scient’x shareholders, related to the Share Purchase, such as certain accounting fees, must be paid by us even if the Share Purchase is not completed.

The Share Purchase may be completed even though material adverse changes may result from the announcement of the Share Purchase, industry-wide changes and other causes.

In general, either party can refuse to complete the Share Purchase if there is a material adverse change affecting the other party between December 17, 2009, the date of the Share Purchase Agreement, and the closing. However, certain types of changes do not permit either party to refuse to complete the Share Purchase, even if such change would have a material adverse effect on us or Scient’x, including:

•

changes resulting from general political, business, economic or securities markets conditions or conditions generally affecting the spinal implant industry which do not disproportionately affect either Scient’x or us, as applicable, relative to other participants in the spinal implant industry;

•	natural disasters, acts of war or other hostilities or terrorism;

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the loss of customers, prospective customers, suppliers, prospective suppliers, employees, prospective employees, business relationships or prospective business relationship as a result of the announcement, pendency or consummation of the Share Purchase;

•	changes in any applicable accounting regulations or principles or the interpretation thereof; or

•	a failure to meet revenue, earnings or other projections, excluding any underlying effect that may have caused such change.

If adverse changes occur but we and the Scient’x shareholders still complete the Share Purchase, our stock price may suffer.

The market price of our common stock may decline as a result of the Share Purchase.

The market price of our common stock may decline as a result of the Share Purchase for a number of reasons including if:

•	we do not achieve the perceived benefits of the Share Purchase as rapidly or to the extent anticipated by financial or industry analysts;

•	the effect of the Share Purchase on our business and prospects is not consistent with the expectations of financial or industry analysts; or

•	investors react negatively to the effect on our business and prospects from the Share Purchase.

As shares of our common stock issued in the Share Purchase become eligible for resale, the sale of those shares could adversely impact our stock price.

All of the shares of our common stock issued in the Share Purchase will be restricted securities and may not be sold absent registration under the Securities Act or pursuant to Rule 144 or another available exemption from registration. We have agreed to enter into a registration rights agreement among us and the Scient’x shareholders effective as of the closing date pursuant to which we will agree under certain circumstances to register for resale the Share Purchase Shares and all of our other shares held by the Scient’x shareholders that are restricted from sale under the Securities Act, including all of our shares currently held by HealthpointCapital. Accordingly, the Share Purchase Shares, which represent a substantial number of shares of our common stock, will become eligible for resale 180 days after the closing date under Rule 144, and such shares and our other shares held by HealthpointCapital will become eligible for resale without restrictions if we file and have declared effective a registration statement with the SEC for the resale of such shares. Our stock price may suffer a significant decline as a result of the sudden increase in the number of shares sold in the public market or market perception that the increased number of shares available for sale will exceed the demand for our common stock.

Risks Related to the Combined Business of Alphatec and Scient’x Following the Share Purchase

We may face challenges in integrating our business with Scient’x and, as a result, we may not realize the expected benefits of the proposed Share Purchase.

Even though our and Scient’x’s businesses are relatively distinct, integrating the operations and personnel of us and Scient’x will require a significant investment of management’s time and effort as well as the investment of capital, particularly with respect to information systems. The successful integration of us and Scient’x will require, among other things, coordination of certain manufacturing operations and sales and marketing operations and the integration of Scient’x operations into our organization. The diversion of the attention of our and Scient’x’s senior management and any difficulties encountered in the process of combining the companies could cause the disruption of, or a loss of momentum in, the activities of the combined business.

The inability to successfully integrate the operations and personnel of us and Scient’x, or any significant delay in achieving integration, could have a material adverse effect on the combined business after the completion of the acquisition, and, as a result, on our cash flows, results of operations and financial position.

The future profitability, growth and success of our combined business will also depend on our ability to achieve further product cost reductions by our combined operations.

The future profitability and growth of our combined business depends upon our ability to achieve further product cost reductions by our combined operations, including improved operating and manufacturing efficiencies and marketing and research and development synergies. If product cost reductions are not achieved on a timely basis, the future profitability of our combined business will be delayed and may not be delivered.

The combined business will be subject to an increased risk of costly and damaging product liability claims and may not be able to maintain sufficient product liability insurance to cover claims against us.

With the expansion of our product offerings, the combined company will be subject to an increased risk of product liability claims. If any of our or Scient’x’s products is found to have caused or contributed to injuries or deaths, we could be held liable for substantial damages. Claims of this nature may also adversely affect our reputation, which could damage our position in the market. Although neither Alphatec nor Scient’x has been a party to any material product liability claims, it is reasonably likely that the combined business will be party to future product liability claims. Although we maintain insurance, including product and excess liability insurance, we cannot provide assurance that any claim that may be brought against us will not result in court judgments or settlements in amounts that are in excess of the limits of our insurance coverage. Our insurance policies also have various exclusions, and we may be subject to a product liability claim for which we have no coverage. We will have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance.

Any product liability claim brought against the combined company, with or without merit, could result in the increase of our product liability insurance rates or the inability to secure additional insurance coverage in the future. A product liability claim, whether meritorious or not, could be time consuming, distracting and expensive to defend and could result in a diversion of management and financial resources away from our primary business, in which case our business may suffer.

We expect to increase the level of our insurance coverage following the completion of the proposed Share Purchase, however, future claims could exceed our applicable insurance coverage.

The combined companies will continue to maintain insurance for property and general liability, directors’ and officers’ liability, products liability, workers compensation and other coverage in amounts and on terms deemed adequate by management based on our expectations for future claims. Although we may increase the level of our insurance coverage following the completion of the Share Purchase, future claims could exceed our applicable insurance coverage, or in some instances our coverage may not cover the applicable claims.

We expect to incur significant costs associated with the proposed Share Purchase.

We estimate that we will incur direct transaction costs of approximately $6.8 million in connection with the proposed Share Purchase. In addition, the combined business may incur charges to operations that we cannot currently reasonably estimate in the quarter in which the Share Purchase is completed or the following quarters to reflect costs associated with integrating the two businesses. There can be no assurance that the combined business will not incur additional charges relating to the transaction in subsequent periods, which could have a material adverse effect on our cash flows, results of operations and financial position.

The success of the combined business will depend on the services of each of our senior executives as well as certain key engineering, scientific, manufacturing, clinical and marketing personnel, the loss of whom could negatively affect the combined business.

Our success has always depended upon the skills, experience and efforts of our senior executives and other key personnel, including our research and development and manufacturing executives and managers. Following the completion of the Share Purchase, this will be even more important as we work to integrate our businesses. For both us and Scient’x, much of our expertise is concentrated in relatively few employees, the loss of whom for any reason could negatively affect our business. The failure of key employees to remain with the combined business could be harmful to the success of the combined business. Competition for our highly skilled employees is intense and we cannot prevent the future resignation of any employee. Most of the combined business’s employees have agreements which impose obligations that may prevent a former employee from working for a competitor for a period of time; however, these clauses may not be enforceable, or may be enforceable only in part.

The combined business will continue to require significant capital to build the business, and financing may not be available to us on reasonable terms, if at all.

The combined business will continue to require significant working capital for the manufacture of implants and instrumentation and marketing and research and development activities as well as the expansion and integration of Scient’x’s operations. If our existing resources are insufficient to satisfy our liquidity requirements, we may need to sell additional equity or debt securities. Any sale of additional equity or debt securities may result in additional dilution to our stockholders, and we cannot be certain that we will be able to obtain additional public or private financing in amounts, or on terms, acceptable to us, or at all.

Our financial projections are only estimates of future results and there is no assurance that we will achieve the results shown in the financial projections.

The financial projections included in documents incorporated herein by reference are only estimates of possible future operating results and not guarantees of future performance. The future operating results of the combined business will be affected by numerous factors, including those discussed in this “Risk Factors” section of this prospectus supplement. In addition, we and Scient’x prepared the financial projections in good faith based upon assumptions. Although such assumptions are believed to be reasonable, no assurance can be given regarding the attainability of the projections or the reliability of the assumptions on which they are based. The projections are subject to the uncertainties inherent in any attempt to predict the results of operations for each of the businesses and the combined business, especially where new products and services are involved. Certain of the assumptions used will inevitably not materialize and unanticipated events will occur. Therefore, the actual results of operations are likely to vary from the projections and such variations may be material and adverse to us. We will conduct our business in a manner different from that set forth in the assumptions as changing circumstances may require.

Our executive officers and directors, together with their affiliates and related persons, own a large percentage of our voting common stock and could limit new stockholders’ influence on corporate decisions or could delay or prevent a change in corporate control.

Our directors and executive officers and their affiliates, including HealthpointCapital, will beneficially own, in the aggregate, approximately 57.8% of our outstanding shares of common stock (not including options, warrants or other convertible securities) assuming the issuance of 24,000,000 shares of our common stock to acquire all of the issued and outstanding shares of Scient’x, based on our outstanding capital stock at December 15, 2009. The interests of this group of stockholders may not always coincide with our corporate interests or the interests of other stockholders, and they may act in a manner with which you may not agree or that may not be in the best interests of other stockholders. This concentration of ownership may have the effect of:

•	delaying, deferring or preventing, or alternatively, accelerating or causing, a change in control of our company;

•	entrenching our management and/or board of directors;

•	impeding a merger, consolidation, takeover or other business combination involving our company; or

•	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company.

Scient’x was named as a defendant in a qui tam complaint, and despite the fact that the matter was dismissed without prejudice, the government continues to review the allegations raised in the complaint.

On August 13, 2009, a complaint filed under the qui tam provisions of the Federal False Claims Act, or the FCA, that had been filed by private parties against Scient’x’s subsidiary, Scient’x USA, Inc., or Scient’x USA, was unsealed by the United States District Court for the Middle District of Florida (Hudak v. Scient’x USA, Inc., et al. (Civil Action No. 6:08-cv-1556-Orl-22DAB, U.S. District Court, W.D. Florida). Such complaint alleged violations of the FCA arising from allegations that Scient’x USA engaged in improper activities related to consulting payments to surgeon customers. Under the FCA, the United States Department of Justice, Civil Division, or DOJ, had a certain period of time in which to decide whether to intervene and conduct the action against Scient’x USA, or to decline to intervene and allow the private plaintiffs to proceed with the case. On August 7, 2009, the DOJ filed a notice informing the court that it was declining to intervene in the case. On December 4, 2009, the private plaintiffs who filed the action moved the court to dismiss the matter without prejudice and the Attorney General consented to such dismissal on December 14, 2009.

The matter was dismissed without prejudice on December 15, 2009. Despite the dismissal of this matter, the DOJ is continuing its review of the facts alleged by the original plaintiffs in this matter. Scient’x USA believes that its business practices were in compliance with the FCA and intends to vigorously defend itself with respect to the allegations contained in the qui tam complaint if further litigation is instituted. To date, Scient’x USA has not been subpoenaed by any governmental agency in connection with the governmental review. The ultimate outcome of any governmental review is difficult to estimate. A negative outcome of a governmental review is likely to have a material effect on the combined business’s cash flows, results of operations and financial position.

If Scient’x fails to comply with regulatory requirements, regulatory agencies may take action against it, which could significantly harm its business.

Scient’x’s products are subject to continual requirements and review by the FDA and other regulatory bodies. Even if Scient’x receives regulatory approval for one of its products, the approval may be subject to limitations on the indicated uses for which the product may be marketed or to the conditions of approval or contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the product. For example, on October 5, 2009, the FDA issued an order requiring manufacturers of certain spinal implant products, including Scient’x USA, to conduct postmarket surveillance studies to develop additional safety and effectiveness data. As a result of this notice from the FDA, Scient’x plans to conduct a postmarket study on its Isobar Evolution rod. In addition, the FDA recently issued a deficiency letter requesting additional data for the Isobar Evolution rod. Scient’x plans to respond to the FDA and has received permission to continue marketing the products while addressing the FDA’s request. If Scient’x is not able to successfully satisfy the requests of the FDA for clinical information and/or data, Scient’x may not be able to continue to market these products in the United States, which could have an impact on the combined business’s cash flows, results of operations and financial position.

Scient’x conducts a significant amount of its sales activity outside of the United States, which subjects it to additional business risks and may adversely affect the combined business’s results of operations and financial condition due to increased costs.

During the year ended December 31, 2008 and the nine-month period ended September 30, 2009, Scient’x derived approximately $35.6 million, or 79.4% of its net sales and $28.5 million, or 77.3% of its net sales, respectively, from sales of its products outside of the United States. The combined business intends to continue to pursue growth opportunities in sales internationally, which could expose it to additional risks associated with international sales and operations that we do not currently face. Scient’x’s international operations are, and the combined business’s international operations will continue to be, subject to a number of risks and potential costs, including:

•	changes in foreign medical reimbursement policies and programs;

•	unexpected changes in foreign regulatory requirements;

•	differing local product preferences and product requirements;

•	diminished protection of intellectual property in some countries outside of the United States;

•	differing payment cycles;

•	trade protection measures and import or export licensing requirements;

•	difficulty in staffing, training and managing foreign operations;

•	differing legal regulations and labor relations;

•	potentially negative consequences from changes in tax laws (including potentially taxes payable on earnings of foreign subsidiaries upon repatriation); and

•	political and economic instability.

In addition, Scient’x is subject to risks arising from currency exchange rate fluctuations, which could increase the combined business’s costs and may adversely affect its results of operations. The U.S. dollar value of Scient’x’s foreign-generated revenues varies with currency exchange rate fluctuations. Measured in local currency, the majority of Scient’x’s foreign-generated revenues were generated in Europe. Significant increases in the value of the U.S. dollar relative to foreign currencies could have a material adverse effect on the combined business’s results of operations. Scient’x’s consolidated net sales were negatively affected by approximately 1.3% during the year ended December 31, 2008 as a result of the impact of foreign currency translation.

Any of these factors may, individually or as a group, have a material adverse effect on the combined business’s business, financial condition, results of operations and cash flows.

Risks Related to this Offering

Management will have broad discretion as to the use of the proceeds from this offering.

We have not designated the amount of net proceeds we will receive from this offering for any particular purpose. Accordingly, our management will have broad discretion as to the application of these net proceeds and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds.

You will experience immediate dilution in the book value per share of the common stock you purchase.

Because the price per share of our common stock being offered is substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. After giving effect to the sale by us of 1,592,011 shares of common stock in this offering, and based on an offering price of $4.1457 per share in this offering and a net tangible book value per share of our common stock of $0.23 as of September 30, 2009, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $3.8057 per share in the net tangible book value of the common stock. See “Dilution” on page S-37 for a more detailed discussion of the dilution you will incur in connection with this offering.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other important factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	our ability to market, commercialize and achieve market acceptance of any of our products or any product candidates that we are developing or may develop in the future;

•	our ability to successfully achieve and maintain regulatory clearance or approval for our products in applicable jurisdictions;

•	our estimates of market sizes and anticipated uses of our products, including without limitation the market size of the aging spine market and our ability to successfully penetrate such market;

•	our business strategy and our underlying assumptions about market data, demographic trends, reimbursement trends, pricing trends, and trends relating to customer collections;

•	trends related to the treatment of spine disorders, including without limitation the aging spine market;

•	our estimates regarding anticipated operating losses, future revenue, expenses, capital requirements, and liquidity;

•	our ability to control our costs, achieve profitability, and the potential need to raise additional funding;

•	our ability to maintain an adequate sales network for our products, including to attract and retain independent distributors;

•	our ability to enhance our international sales networks and product penetration;

•	our ability to attract and retain a qualified management team, as well as other qualified personnel and advisors;

•	our ability to enter into licensing and business combination agreements with third parties and to successfully integrate the acquired technology and/or businesses;

•	our management team’s ability to accommodate growth and manage a larger organization;

•	our ability to protect our intellectual property, and to not infringe upon the intellectual property of third parties;

•	our ability to meet the financial covenants under our and Scient’x’s credit facility;

•	our ability to conclude that we have effective disclosure controls and procedures;

•	our ability to establish the industry standard in clinical and legal compliance and corporate governance programs;

•	loss of key personnel;

•	liability resulting from litigation;

•	failure to complete the Share Purchase or to realize the benefits of the proposed Share Purchase;

•	failure to successfully integrate us and Scient’x;

•	liability resulting from a governmental review of our or Scient’x’s business practices; and

•	other factors discussed elsewhere in this proxy statement.

In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined above under “Risk Factors,” that may cause our or our industry’s actual results to differ materially from the results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Before deciding to purchase our securities you should carefully consider the risks described in the “Risk Factors” section, in addition to the information set forth in this prospectus supplement and in the prospectus and the documents incorporated by reference therein. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of the 1,592,011 shares of common stock in this offering will be approximately $6.5 million at the offering price of $4.1457 per share and after deducting our estimated offering costs.

We intend to use the net proceeds of this offering for general corporate purposes and working capital, including to obtain the right to use products or intellectual property that are complementary to our business; to acquire businesses, products or intellectual property that are complementary to our business; to support our research and development efforts; and to fund the clearance or approval and subsequent commercialization of our near-term product candidates. We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering for any purpose. Pending application of the net proceeds as described above, we may initially invest the net proceeds in short-term, investment-grade, interest-bearing securities or apply them to the reduction of short-term indebtedness.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2009:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the sale of 1,592,011 shares of common stock in this offering at the offering price of $4.1457 per share, after deducting our estimated offering costs.

You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto incorporated by reference in the accompanying prospectus.

All amounts in thousands, except par value data

	As of September 30, 2009
	Actual	As Adjusted
	(unaudited)
Current and long-term debt	$30,129	$30,129
Redeemable preferred stock, $0.0001 par value; 20,000 authorized at September 30 2009; 3,319 shares issued and outstanding at September 30, 2009 and as adjusted	23,605	23,605
Stockholders’ equity:
Common stock, $0.0001 par value; 200,000 shares authorized at September 30, 2009; 52,555 and 54,147 shares issued and outstanding at September 30, 2009 and as adjusted, respectively	5	5
Additional paid-in capital	174,020	180,520
Accumulated other comprehensive income	1,367	1,367
Accumulated deficit	(100,140)	(100,140)

Total stockholders’ equity	75,252	81,752

Total capitalization	$128,986	$135,486

DILUTION

The net tangible book value of our common stock on September 30, 2009 was $11.9 million, or $0.23 per share of common stock. Net tangible book value per share is calculated by subtracting our total liabilities and redeemable preferred stock from our total tangible assets, which is total assets less goodwill and intangible assets of $63.3 million, and dividing this amount by the number of shares of our common stock outstanding on September 30, 2009.

After giving effect to the sale by us of 1,592,011 shares of common stock in this offering at the offering price of $4.1457 per share and after deducting our estimated offering costs, our net tangible book value as of September 30, 2009 would have been $18.4 million, or $0.34 per share of our common stock. This represents an immediate increase in net tangible book value of $0.11 per share to our existing stockholders and an immediate dilution of $3.81 per share to new investors purchasing shares in this offering. Dilution in the net tangible book value per share represents the difference between the offering price per share and the net tangible book value per share of our common stock immediately after this offering.

The following table illustrates this per share dilution:

Offering price per share		$4.1457
Net tangible book value per share as of September 30, 2009	$0.2300
Increase per share attributable to new investors	$0.1100

Adjusted net tangible book value per share after this offering	$0.3400

Dilution per share to new investors		$3.8057

The number of shares of our common stock to be outstanding after this offering is based on 52,555,464 shares of common stock outstanding as of September 30, 2009, and does not include:

•	2,900,097 shares of our common stock issuable upon exercise of stock options outstanding as of that date, at a weighted average exercise price of $3.91; and

•	1,528,613 shares of our common stock available as of that date for future grant or issuance pursuant to our stock plan.

To the extent options outstanding as of September 30, 2009 have been or may be exercised or other shares have been or are issued, there may be further dilution to new investors.

Additionally, if we close our proposed acquisition of Scient’x, in which we will issue 24,000,000 shares of our common stock, there will be further dilution to new investors.

PLAN OF DISTRIBUTION

We are selling 1,592,011 shares of our common stock under this prospectus supplement directly to four investors at a price of $4.1457 per share pursuant to stock purchase agreements entered into directly with each investor dated as of February 9, 2010. On the closing date, we will issue the shares of common stock to the investors and we will receive funds in the amount of the aggregate purchase price. The expenses directly related to this offering are estimated to be approximately $0.1 million and will be paid by us. Expenses of the offering may include our legal and accounting fees, printing expenses, transfer agent fees, NASDAQ Global Market listing fees and miscellaneous fees. We are not offering the shares of common stock under this prospectus supplement through a placement agent, underwriter or securities broker or dealer.

LEGAL MATTERS

Certain legal matters with respect to the validity of the issuance of the securities offered us in this offering will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts. As of the date of this prospectus, a member of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. owns 16.25 common units in HealthpointCapital, LLC, which has an ownership interest in HGP, LLC and HGP II, LLC, which are general partners of HealthpointCapital Partners, L.P. and HealthpointCapital Partners II, L.P., respectively. HealthpointCapital, LLC and its affiliates hold approximately 39.5% of our voting shares.

EXPERTS

The consolidated financial statements of Alphatec Holdings, Inc. incorporated in this prospectus supplement by reference from Alphatec Holding’s Annual Report (Form 10-K) and the effectiveness of Alphatec Holding’s internal control over financial reporting have been audited by Ernst & Young LLP, independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Scient’x S.A. as of and for the years ended December 31, 2008 and 2007 incorporated in this prospectus supplement by reference have been audited by Deloitte & Associes, independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with them, which means that we can disclose important information in this prospectus supplement by referring to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede the information in this prospectus supplement. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus supplement and prior to the termination or completion of any offering of securities under this prospectus supplement and accompanying prospectus:

•

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (including the portion of our proxy statement for our 2009 annual meeting of stockholders incorporated by reference therein), as filed on March 4, 2009 and amended on July 7, 2009 (File No. 001-52024);

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2009, June 30, 2009 and September 30, 2009 (File No. 001-52024);

•	Our Current Reports on Form 8-K filed on March 4, 2009, April 21, 2009, June 8, 2009, July 7, 2009, July 21, 2009, September 3, 2009, December 22, 2009 and February 10, 2010 (File No. 001-52024);

•	Our Preliminary Proxy Statement on Schedule 14A filed on January 29, 2010; and

•

the description of our common stock contained in our Registration Statement on Form 8-A (File No. 000-52024) filed under the Securities Exchange Act of 1934, as amended, filed with the SEC on May 26, 2006, including any amendment or report filed for the purpose of updating such description.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the request of any such person, a copy of any or all of the information incorporated herein by reference (exclusive of exhibits to such documents unless such exhibits are specifically incorporated by reference herein). Requests, whether written or oral, for such copies should be directed to Alphatec Holdings, Inc., Attention: Investor Relations, 5818 El Camino Real, Carlsbad, California 92008, (760) 431-9286.

You should rely only on information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement or incorporated by reference in the accompanying prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

PROSPECTUS

$40,000,000

COMMON STOCK

This prospectus will allow us to issue up to $40,000,000 of our common stock from time to time in one or more offerings at prices and on terms to be determined at or prior to the time of the offering. We will provide you with specific terms of any offering in one or more supplements to this prospectus. You should read this document and any prospectus supplement carefully before you invest.

Our common stock is listed on the Nasdaq Global Market under the symbol “ATEC”. On August 20, 2007, the last reported sale price of our common stock was $4.00 per share. Prospective purchasers of common stock are urged to obtain current information as to the market prices of our common stock.

Investing in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risks that we have described on page 3 of this prospectus under the caption “Risk Factors”. We may include specific risk factors in supplements to this prospectus under the caption “Risk Factors”. This prospectus may not be used to offer or sell our common stock unless accompanied by a prospectus supplement.

Our common stock may be sold directly by us to investors, through agents designated from time to time, to or through underwriters or dealers or through a combination of such methods. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any underwriters are involved in the sale of our common stock with respect to which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts and over-allotment options will be set forth in a prospectus supplement. The price to the public of such common stock and the net proceeds that we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 30, 2007.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may sell shares of our common stock, with a total value of up to $40,000,000 in one or more offerings. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering.

This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. You should carefully read this prospectus, the applicable prospectus supplement, the information and documents incorporated herein by reference and the additional information under the heading “Where You Can Find More Information” before making an investment decision.

You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated herein by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

This prospectus may not be used to consummate sales of common stock, unless it is accompanied by a prospectus supplement. To the extent there are inconsistencies between any prospectus supplement, this prospectus and any documents incorporated by reference, the document with the most recent date will control.

Unless the context otherwise requires, “Alphatec Holdings,” “the Company,” “we,” “us,” “our” and similar names refer to Alphatec Holdings, Inc. and our subsidiaries.

ALPHATEC HOLDINGS, INC.

We are a medical device company focused on the design, development, manufacturing and marketing of products for the surgical treatment of spine disorders. We collaborate and contract with surgeons to design and develop spine fusion products, which we manufacture and market primarily in the United States and Japan. Our principal product offering is primarily focused on the over $5.9 billion global market for spine fusion products.

Our principal product offering includes a wide variety of spinal implant products and systems comprised of components such as spine screws, spinal spacers, and plates. Our spinal implant products and systems are made of titanium, titanium alloy, stainless steel and a strong, heat resistant, radiolucent, biocompatible plastic called polyetheretherketone, or PEEK. We also sell spacers made of allograft, a precision-milled and processed human bone that surgeons can use in place of metal and synthetic materials in spine fusion procedures. In addition, we design, manufacture and distribute instruments used by surgeons to implant our products during surgery. We believe that our products and systems have enhanced features and benefits that make them attractive to surgeons and that our broad portfolio of products and systems provide a comprehensive solution for the safe and reproducible surgical treatment of spine disorders. All of our currently marketed medical device products have been cleared by the U.S. Food and Drug Administration, or the FDA, and these products have been used in over 4,500 and 8,287 spine fusion surgeries in 2005 and 2006, respectively.

We are a Delaware corporation. We were incorporated in March 2005. Our principal executive office is located at 2051 Palomar Airport Road, Carlsbad, California 92011, and our telephone number is (760) 431-9286. We maintain a web site at www.alphatecspine.com, where certain information about us is available. Please note that the information contained on the website is not a part of this document.

Our logo and “Alphatec” are a trademark of Alphatec Holdings, Inc. Each of the other trademarks, trade names or service marks appearing in this prospectus belongs to its respective holder.

Our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and all amendments to such reports are made available free of charge through the Investor Information section of our website as soon as reasonably practicable after they have been filed or furnished with the SEC. We have adopted a Code of Conduct that applies to all our directors, officers and employees and a Code of Ethics that applies to our senior officers and financial personnel. Our Code of Conduct is available free of charge through the Investor Information section of our website.

RISK FACTORS

Investing in our common stock involves risk. The prospectus supplement applicable to each offering of our common stock will contain a discussion of the risks applicable to an investment in us. Prior to making a decision about investing in our common stock, you should carefully consider the specific factors discussed under the heading “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained or incorporated by reference in the prospectus supplement or appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” included in our most recent annual report on Form 10-K, which is on file with the SEC and is incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we have filed with the SEC that are incorporated herein by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other important factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	our ability to market, commercialize and achieve market acceptance of any of our products or any product candidates that we are developing or may develop in the future;

•	our estimates of market sizes and anticipated uses of our products;

•	our estimates regarding anticipated operating losses, future revenue, expenses, capital requirements, liquidity and our needs for additional financing;

•	our ability to maintain an adequate sales network for our products, including independent distributors;

•	our ability to enhance our Japanese distribution network as a result of our acquisition of Blues Medica Japan;

•	our ability to conclude that we have effective disclosure controls and procedures;

•	our business strategy and our underlying assumptions about market data, demographic trends and trends in the treatment of spine disorder;

•	our ability to enter into licensing and business combination agreements with third parties and to successfully integrate the acquired technology and/or businesses;

•	our ability to scale up our manufacturing capabilities and facilities;

•	our projected capital expenditures;

•	our ability to attract and retain a qualified management team, as well as other qualified personnel and advisors;

•	our ability to protect our intellectual property, and to not infringe upon the intellectual property of third parties;

•	our management team’s ability to accommodate growth and manage a larger organization;

•	our ability to establish the industry standard in clinical and legal compliance and corporate governance programs; and

•	our ability to provide consistent, quality levels of service.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would”

and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Because of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not transpire.

Given these uncertainties, you should not place undue reliance on these forward-looking statements. You should read this document, any supplements to this document and the documents that we reference in this prospectus with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we do not undertake any obligation to update or revise any forward-looking statements contained in this prospectus and any supplements to this prospectus, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use any net proceeds from the sale of our common stock for our operations and for other general corporate purposes, including, but not limited to, working capital, development of our products, intellectual property protection and enforcement, capital expenditures, investments, licensing of intellectual property and acquisitions. Pending use of the net proceeds as described above, we intend to invest the net proceeds in accordance with our investment policy guidelines, which currently provide for investment of funds in cash equivalents, short-term high-quality highly liquid investment funds, United States government obligations, high grade and corporate notes and commercial paper.

PLAN OF DISTRIBUTION

We may offer the common stock from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the common stock (1) through underwriters or dealers, (2) through agents or (3) directly to one or more purchasers, or through a combination of such methods. We may distribute the common stock from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to the prevailing market prices; or

•	negotiated prices.

A prospectus supplement will describe the terms of the offering of our common stock, including:

•	the number of shares of common stock we are offering;

•	the name or names of any underwriters;

•	any securities exchange or market on which the common stock may be listed;

•	the purchase price or other consideration to be paid in connection with the sale of our common stock being offered and the proceeds we will receive from the sale;

•	any over-allotment options pursuant to which the underwriters may purchase additional shares of common stock from us;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

We may directly solicit offers to purchase the common stock. We may also designate agents to solicit offers to purchase the common stock from time to time. We will name in a prospectus supplement any agent involved in the offer or sale of our common stock. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

If we utilize a dealer in the sale of the common stock being offered by this prospectus, we will sell the common stock to the dealer, as principal. The dealer may then resell the common stock to the public at varying prices to be determined by the dealer at the time of resale.

If we utilize an underwriter in the sale of the common stock being offered, we will execute an underwriting agreement with the underwriter at the time of sale. Underwriting syndicates represented by one or more managing underwriters or one or more independent firms acting as underwriters may offer the common stock to the public. If underwriters are used in the sale, the common stock will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. In connection with the sale of the common stock, we, or the purchasers of our common stock for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the common stock to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions. Unless the prospectus supplement states otherwise, the underwriters will be obligated, subject to certain conditions, to purchase all of the shares of common stock offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

In connection with the sale of the common stock, we may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price, with additional underwriting commissions or discounts, as may be set forth in a related prospectus supplement.

Underwriters, dealers and agents participating in the distribution of the common stock may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, and any discounts and commissions received by them and any profit realized by them on resale of the common stock may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments they may be required to make in respect thereof.

Shares of our common stock sold pursuant to the registration statement of which this prospectus is a part will be authorized for quotation and trading on the Nasdaq Global Market. One or more underwriters may make a market in our common stock, but the underwriters will not be obligated to do so and may discontinue market making at any time without notice. We cannot give any assurance as to liquidity of the trading market for our common stock.

To facilitate the offering of the common stock, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. This may include over-allotments or short sales of the common stock, which involve the sale by persons participating in the offering of more shares of common stock than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the common stock by bidding for or purchasing the common stock in the open market or by imposing penalty bids, whereby selling concessions allowed to underwriters or dealers participating in the offering may be reclaimed if the shares of common stock sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. These transactions, if commenced, may be discontinued at any time.

Any underwriters who are qualified market makers on the Nasdaq Global Market may engage in passive market making transactions in the common stock on the Nasdaq Global Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

In compliance with guidelines of the National Association of Securities Dealers, or NASD, the maximum consideration or discount to be received by any NASD member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

The underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of their business. We will describe such relationships in the prospectus supplement naming the underwriter and the nature of any such relationship.

LEGAL MATTERS

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts, will pass upon the validity of the issuance of the common stock offered by this prospectus.

EXPERTS

Ernst & Young, LLP, independent registered public accountant firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 (as amended) as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst  & Young LLP’s report given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference facilities. SEC filings are also available at the SEC’s web site at http://www.sec.gov. Our common stock is listed on the Nasdaq Global Market, and you can read and inspect our filings at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.

This prospectus is only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933, as amended, and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the registration statement, including the exhibits and schedules, without charge, at the public reference room or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

We also maintain a web site at www. www.alphatecspine.com, through which you can access our SEC filings. The information set forth on our web site is not part of this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with them, which means that we can disclose important information in this prospectus by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination or completion of any offering of securities under this prospectus and accompanying prospectus supplements:

•	our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC on April 2, 2007 and amended on April 30, 2007 and May 18, 2007;

•	our Current Report on Form 8-K, filed with the SEC on January 19, 2007;

•	our Current Report on Form 8-K, filed with the SEC on January 29, 2007;

•	our Current Report on Form 8-K, filed with the SEC on April 2, 2007;

•	our Current Report on Form 8-K, filed with the SEC on April 5, 2007;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, as filed with the SEC on May 15, 2007;

•	our Current Report on Form 8-K, filed with the SEC on June 6, 2007;

•	our Current Report on Form 8-K, filed with the SEC on June 7, 2007;

•	our Current Report on Form 8-K, filed with the SEC on July 20, 2007;

•	our Current Report on Form 8-K, filed with the SEC on August 10, 2007;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, as filed with the SEC on August 14, 2007; and

•

the description of the Common Stock contained in our Registration Statement on Form 8-A (File No. 000-52024) filed under the Securities Exchange Act of 1934, as amended, filed with the SEC on May 26, 2006, including any amendment or report filed for the purpose of updating such description.

The SEC file number for each of the documents listed above is 000-52024.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the request of any such person, a copy of any or all of the information incorporated herein by reference (exclusive of exhibits to such documents unless such exhibits are specifically incorporated by reference herein). Requests, whether written or oral, for such copies should be directed to Alphatec Holdings, Inc., Attention: Investor Relations, 2051 Palomar Airport Road, Suite 100, Carlsbad, California 92011, (760) 431-9286.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.